Exhibit 10.16

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

PROFICIENT AUTO LOGISTICS, INC.,

JOHN SKIADAS,

SELLER, FOLLOWING ITS EXECUTION OF A JOINDER AGREEMENT,

DELTA AUTO BROKERS, LLC,

NORTH EAST FLEET SERVICES, INC.,

AND

DELTA AUTOMOTIVE SERVICES, INC.

Dated as of December 21, 2023

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT is made as of December 21, 2023, by and among Proficient Auto Logistics, Inc., a Delaware corporation (“Purchaser”), John Skiadas (“Owner”), Delta Auto Brokers, LLC, a New Jersey limited liability company (“DAB”), North East Fleet Services, Inc., a New Jersey corporation (“NEF”), Delta Automotive Services, Inc., a New Jersey corporation, doing business as Delta Auto Transport (“DAS” and together with DAB and NEF, the “Companies” and each, a “Company”) and, following its execution of a Joinder Agreement, Seller (as defined below). Each of Purchaser, DAB, NEF, DAS, Owner and Seller are sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.”

PRELIMINARY STATEMENTS

A. Prior to the date of this Agreement and prior to the date of the commencement of the Pre-Closing Restructuring (as defined below), (i) for U.S. federal (and applicable state and local) income tax purposes, DAS made a timely and valid election pursuant to Section 1362 of the Code (and, as applicable, corresponding provisions of state and local income tax Law) to be treated as an “S corporation” within the meaning of Section 1361(a) of the Code (and, as applicable, corresponding provisions of state and local income tax Law), and (ii) Owner directly owns beneficially and of record, all of the issued and outstanding Equity Interests of DAS.

B. After the date of this Agreement and prior to the Closing Date, (i) Owner shall form a Delaware corporation (“Seller” and the formation of Seller, the “Seller Formation”), (ii) Owner shall contribute all of the issued and outstanding Equity Interests in DAS to Seller in exchange for all of the Equity Interests of Seller (the “Contribution,” and the date of the Contribution, the “Contribution Date”), and (iii) Seller shall file IRS Form 8869, Qualified Subchapter S Subsidiary Election, effective as of the Contribution Date, to treat DAS as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (the “Q-Sub Election”, and together with the Contribution, the “F-Reorganization”).

C. At least one (1) day after the Contribution Date, and at least one (1) day prior to the Closing Date, Seller shall cause DAS to convert under the Laws of the State of New Jersey from a corporation to a limited liability company (the “Conversion” and together with the F-Reorganization, the “Pre-Closing Restructuring”), and such limited liability company, the “Successor Company”.

D. As a result of the Pre-Closing Restructuring, and immediately prior to the Closing Date, Seller will own one hundred percent (100%) of the Equity Interests of the Successor Company (the “Successor Company Membership Interests”).

E. Additionally, Owner owns one hundred percent (100%) of the Equity Interests of NEF (the “NEF Equity Interests”) and one hundred percent (100%) of the Equity Interests of DAB (the “DAB Equity Interests”).

F. Following consummation of the Seller Formation, Owner will cause Seller to execute a Joinder Agreement.

G. For U.S. federal (and applicable state and local) income tax purposes, (i) the F-Reorganization is intended to qualify as a “reorganization” under the provisions of Section 368(a)(1)(F) of the Code, consistent with Revenue Ruling 2008-18, 2008-113 C.B. 674, (ii) Seller is intended to be treated as the continuation of DAS and succeeding to its election pursuant to Section 1362 of the Code to be treated as an S corporation, and (iii) the Conversion is intended to be treated as a non-event.

H. PAL Stock Acquiror, Inc., a Delaware corporation (“PAL”), desires to purchase from Seller, and Seller desires to sell to PAL 54.22% of the Successor Company Membership Interests (the “PAL Membership Interests”) pursuant to the Purchase Agreement.

I. Seller desires to contribute the remaining Successor Company Membership Interests held by Seller that are not PAL Membership Interests and Owner desires to contribute the NEF Equity Interests and the DAB Equity Interests (collectively, the “Contributed Equity Interests”) to Purchaser pursuant to this Agreement concurrently with and as part of the IPO (as defined below) of Purchaser Common Stock (as defined below) and the issuance of Purchaser Common Stock (in addition to any other consideration) pursuant to the Combination Agreements (as defined below), in a contribution pursuant to Section 351(a) of the Code (and any corresponding provisions of applicable state and local Tax Law).

J. Concurrently with this Agreement, Purchaser and/or one of its Subsidiaries is entering into certain agreements (the “Combination Agreements”) for the combination of several companies, or the purchase of the equity interests of several companies (each a “Combining Company” and collectively, the “Combining Companies”) engaged in the business of auto transportation by truck (the “Combined Business”), in exchange for cash and/or shares of Purchaser Common Stock (as defined below) (the “Combined Consideration”). Owner, the Company and certain other Affiliates of such Parties are collectively engaged, directly or indirectly, in the Combined Business (the business operated by each of them, a “Business”).

K. Concurrently with the closing of an underwritten initial public offering (“IPO”) of shares of Purchaser common stock (“Purchaser Common Stock”) and as part of a single transaction that includes the IPO, the shareholders or other equity interest holders of each Combining Company will transfer to Purchaser and / or one or more of Purchaser’s Subsidiaries, in exchange for the Combined Consideration, all of the stock of or other equity interests in certain of the Combining Companies (such transactions, together with the IPO and the Transactions, the “Combination Transactions”).

L. The contemplated IPO and Combination Transactions will be described in a registration statement on Form S-1 that Purchaser will file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act, to be declared effective by the SEC prior to the commencement of sales of Purchaser Common Stock in the IPO (the “Registration Statement”).

M. Purchaser expects to file the Registration Statement with the SEC as promptly as practicable following the completion of an audit of the financial statements of the Company and the other Combining Companies.

N. Owner and the board of directors or similar governing body of each Company have approved and adopted this Agreement and declared its advisability and approved the Transactions.

O. Unless otherwise expressly provided in this Agreement, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex I.

P. In connection with the Transactions, Purchaser and each of Owner and Seller have entered into the Lock-Up Agreements.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, Owner, the Company, Purchaser and Purchaser agree as follows:

ARTICLE I
CONTRIBUTION OF CONTRIBUTED EQUITY INTERESTS; CLOSING

Section 1.1 Contribution of the Contributed Equity Interests. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller and Owner shall contribute to Purchaser, and Purchaser shall receive from Seller and Owner, all of Seller’s and Owner’s right, title, and interest in and to the Contributed Equity Interests, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws), in exchange for the Consideration, as may be adjusted pursuant to ARTICLE II.

Section 1.2 Closing. The consummation of the Transactions (the “Closing”) shall take place concurrently with the closing of the IPO. The Closing shall occur by conference call among the Parties and by the mutual exchange of signature pages delivered by email on the date that is two (2) Business Days after the date on which each of the conditions set forth in ARTICLE VII has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or at such other place and at such other time as Purchaser, on the one hand, and Seller and Owner, on the other hand, may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Director of Purchaser. From and after the Effective Time, John Skiadas will be appointed to the board of directors of Purchaser as a board member.

Section 1.4 Payments by Purchaser. At the Closing, Purchaser shall:

(a) provide evidence in form and substance reasonably satisfactory to Seller and Owner of the issuance of, in the form of Book-Entry Shares the number of shares of Purchaser Common Stock equal to the Estimated Consideration minus the Holdback Shares, to Owner and Seller as set forth on Schedule 1.4(a) (the “Distribution Schedule”);

(b) pay cash in lieu of any fractional share of Purchaser Common Stock that Seller or Owner have the right to receive pursuant to Section 2.4, in accordance with the Distribution Schedule;

(c) pay the applicable Persons identified in the pay-off letters delivered by Seller or Owner pursuant to Section 1.6(g) the respective amounts of the Closing Date Indebtedness set forth in such pay-off letters, by wire transfer of immediately available funds to the account designated in each such pay-off letter; and

(d) pay any unpaid Transaction Expenses in each case to the respective counterparties in full satisfaction thereof, as identified in the invoices delivered by Seller pursuant to Section 1.6(c), and as set forth in the Estimated Closing Statement by wire transfer of immediately available funds to the account or accounts designated in each such invoice or the Estimated Closing Statement.

Section 1.5 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Seller and Owner each of the following, as applicable:

(a) each Related Agreement to which Purchaser is a party, executed by Purchaser;

(b) a certificate, dated as of the Closing Date and executed by an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b); and

(c) a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Purchaser, certifying as to (i) the resolutions approved by the board of directors (or similar governing body) of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the Transactions and (ii) the names and signatures of the officers of Purchaser authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by Purchaser under this Agreement and its Related Agreements.

Section 1.6 Deliveries by Seller and Owner. Unless otherwise stated below, at or prior to the Closing, Seller and Owner shall deliver, or cause to be delivered, to Purchaser each of the following:

(a) the certificate(s) evidencing the Contributed Equity Interests, endorsed in blank by Seller or Owner, as applicable, or accompanied by a stock power or other instrument of transfer executed in blank by Seller or Owner, as applicable;

(b) each Related Agreement to which Seller, Owner or a Company is a party, executed by Seller, Owner or such Company, as applicable;

(c) an invoice from each Person (other than any employee ) to whom any amount of the Transaction Expenses is owed, indicating the aggregate amount of Transaction Expenses owed to such Person;

(d) certificates of good standing of each Company, issued as of a date not more than five (5) Business Days prior to the Closing Date by the applicable Secretary of State;

(e) a properly completed and executed IRS Form W-9 from each of Owner and Seller dated as of the Closing Date;

(f) letters of resignation from each individual requested by Purchaser pursuant to Section 5.10;

(g) executed pay-off letters and UCC-3 termination statements and other Lien terminations or releases (including Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar Governmental Authority), in each case in form and substance reasonably satisfactory to Purchaser, from each Person to whom any amount of the Closing Date Indebtedness (other than Equipment and Truck Indebtedness) is owed, evidencing the satisfaction in full of all such Closing Date Indebtedness and the release or termination of all Liens relating to such Closing Date Indebtedness;

(h) the written Consents set forth on Schedule 1.6(h), in each case in form and substance reasonably satisfactory to Purchaser;

(i) documentation, in form and substance reasonably satisfactory to Purchaser, evidencing the termination, in accordance with Section 5.9, of all intercompany Contracts and relationships (excluding Contracts between or among a Company and any other Company) and the release of the Company from all Liability thereunder;

(j) documentation, in form and substance reasonably satisfactory to Purchaser, removing all Persons as participating employers under a Company Benefit Plan, with the exception each Company, and except as otherwise provided by applicable Law, providing that no Persons shall continue as active participants under such Company Benefit Plans except eligible employees of each Company and their eligible dependents;

(k) a closing certificate, dated as of the Closing Date and executed by an officer of the Company, certifying as to the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c);

(l) a secretary’s certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of each Company, certifying as to (i) no amendments to the certificate of incorporation of each Company since the date of certification referenced in a copy of the certificate of incorporation of each Company, certified as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of New Jersey, to be attached to such certificate as an exhibit, (ii) the bylaws of each Company, (iii) the resolutions approved by the board of directors (or similar governing body) of each Company authorizing the execution, delivery, and performance by such Company of this Agreement and its Related Agreements and the consummation by such Company of the Transactions, (iv) the resolutions approved by Seller in accordance with applicable Law, authorizing the execution, delivery, and performance by each Company of this Agreement and its Related Agreements and the consummation by such Company of the Transactions and (v) the names and signatures of the officers of each Company authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by such Company under this Agreement and its Related Agreements;

(m) evidence of the consummation of each of the steps related to the Pre-Closing Restructuring;

(n) a Joinder Agreement, duly executed by Seller, to become a party to this Agreement prior to the Closing; and

(o) such other documents, certificates, or instruments as Purchaser may reasonably request in order to effect the Transactions, to vest in Purchaser good and valid title to all of the Contributed Equity Interests or to evidence the release of all Liens (other than Permitted Liens) on the Company’s properties and assets.

ARTICLE II.
CONSIDERATION

Section 2.1 Consideration. The consideration for the Contributed Equity Interests (the “Consideration”) shall consist of:

(a) subject to Section 2.4 regarding fractional shares of Purchaser Common Stock (i) if the IPO Share Price is (A) equal to or less than $15.00 per share but equal to or greater than $14.00 per share, or (B) greater than $15.00 per share but equal to or less than $16.00 per share, then in such case, an amount of shares of Purchaser Common Stock equal to the quotient of dividing $32,138,965 by the IPO Share Price; (ii) if the IPO Share Price is less than $14.00 per share, then 2,295,640 shares of Purchaser Common Stock (which assumes an IPO Share Price of $14.00 per share); or (iii) if the IPO Share Price is greater than $16.00 per share, then 2,008,685 shares of Purchaser Common Stock (which assumes an IPO Share Price of $16.00 per share) (the price per share resulting from the formulas or assumed in each of clauses (i), (ii), and (iii), as applicable, the “Share Conversion Price”). Issuance of the Consideration (or payment with respect to any fractional shares) shall be made in accordance with Section 1.4; minus

(b) the amount by which the Closing Date Indebtedness exceeds the Target Closing Date Indebtedness (and was not satisfied under the Purchase Agreement); and minus

(c) the aggregate amount of Transaction Expenses.

Section 2.2 Estimated Consideration. At least five (5) Business Days prior to the Closing Date, Owner shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth Owner’s good faith estimate of the Consideration (such estimated amount, the “Estimated Consideration”), including each of its components, which shall, for the avoidance of doubt, include a calculation of the Holdback Shares. The Estimated Closing Statement shall also set forth (a) a flow of funds setting forth the applicable payees for all amounts payable pursuant to Section 1.4 and wire instructions and (b) the applicable employees to whom any portion of the Transaction Expenses is payable, the respective amounts payable to each such employee, and the account or accounts to which such amounts shall be paid. Owner shall prepare the Estimated Closing Statement in accordance with GAAP, consistently applied. Prior to the Closing, Purchaser shall be entitled to review, comment on, and propose changes to the Estimated Closing Statement, including the calculation of the Estimated Consideration set forth therein, and Owner shall permit Purchaser and its Representatives to have full access to the books and records of the Company and to such historical financial information relating to the preparation of the Estimated Closing Statement and the calculation of the Estimated Consideration as Purchaser may request. Owner shall promptly consider in good faith any changes Purchaser proposes to the Estimated Closing Statement and revise the Estimated Closing Statement if, based on its good faith assessment, such changes are warranted.

Section 2.3 Determination of Final Consideration.

(a) Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Owner and Seller (i) an unaudited balance sheet for each Company as of the Closing Date and (ii) a statement (the “Initial Closing Statement”) setting forth Purchaser’s good faith calculation of the Consideration, including each of its components.

(b) Owner and Seller shall be entitled to review the Initial Closing Statement during the thirty (30) day period beginning on the date they receive the Initial Closing Statement. Prior to the end of such thirty (30) day period, Purchaser shall permit Owner, Seller and their respective Representatives to have full access to the books and records of the Companies and to such historical financial information relating to the preparation of the Initial Closing Statement and Purchaser’s calculation of the Consideration as Owner and Seller may request; provided, that, notwithstanding anything to the contrary, in the event Owner and Seller are not provided with such access and information, such thirty (30) day period shall be extended to the date that is fourteen (14) days after the date Owner and Seller receive such access and information. At or prior to the end of such thirty (30) day period (as may be extended), Owner and Seller shall either:

(i) deliver a notice to Purchaser confirming that no adjustments are needed to Purchaser’s calculation of the Consideration or any of its components, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or

(ii) deliver a notice to Purchaser to the effect that Owner and Seller disagree with Purchaser’s calculation of the Consideration or any of its components, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement and the adjustments that, in their view, should be made to the calculation of the Consideration or any of its components, as applicable, in order to comply with this Agreement (collectively, the “Proposed Adjustments”);

provided, however, that if Owner and Seller fail to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty (30) day period (as may be adjusted), then the calculation of the Consideration as set forth in the Initial Closing Statement shall be final and binding on the Parties as the “Final Consideration.”

(c) If there are any Proposed Adjustments, Purchaser shall, no later than thirty (30) days after Purchaser’s receipt of the Notice of Disagreement, notify Owner and Seller whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, Owner, Seller and Purchaser shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments”) within thirty (30) days after Purchaser’s notice to Owner and Seller of its rejection of any Proposed Adjustments, then the Unresolved Adjustments shall be submitted to a mutually agreed accounting firm with no material relationships with Owner, Seller, Purchaser, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes (the “Accounting Firm”). Each Party shall submit to the Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of Purchaser, and the Notice of Disagreement, in the case of Owner and Seller, and shall make available to the Accounting Firm all information in such person’s possession as the Accounting Firm may request. The scope of the review by the Accounting Firm shall be limited to a disposition of the Unresolved Adjustments through a strict application of GAAP, consistently applied. The Accounting Firm shall not be entitled to, and the Parties shall not individually request the Accounting Firm to, (i) make any determination other than as set forth above, (ii) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm, or (iii) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm shall be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Consideration by the Accounting Firm shall, absent manifest error, be final and binding on the Parties as the Final Consideration, and judgment may be entered upon such determination in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3(c) shall be borne equally by Purchaser and Owner.

(d) If the Final Consideration is less than the Estimated Consideration, then Owner and Seller shall pay to Purchaser an amount of Purchaser Common Stock equal to the Share Conversion Price divided by the amount of such difference; provided, however, that Owner and Seller shall, in lieu of any fractional share of Purchaser Common Stock, pay an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) such fractional amount and (ii) the Share Conversion Price. If the Final Consideration is greater than the Estimated Consideration, then Purchaser shall pay to Owner and Seller, subject to Section 2.4, an amount of Purchaser Common Stock equal to the Share Conversion Price divided by the amount of such difference. In either case, such payment shall be made within five (5) Business Days after the date on which the Final Consideration becomes final and binding pursuant to this Section 2.3.

(e) The Parties shall treat any payments made pursuant to this Section 2.3 as an adjustment to the Consideration for Tax purposes, unless otherwise required by Law.

Section 2.4 Fractional Shares. No certificates representing fractional shares of Purchaser Common Stock shall be issued upon the transfer of the Contributed Equity Interests for the right to receive the Consideration pursuant to Section 2.1. In lieu of any such fractional share of Purchaser Common Stock, each holder of Contributed Equity Interests who would otherwise be entitled to such fractional share of Purchaser Common Stock shall be entitled to receive an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) such fractional amount and (ii) the Share Conversion Price.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF OWNER AND SELLER

Owner and Seller (it being understood that the representations and warranties as to Seller shall be deemed effective upon, and as of, Seller’s execution and delivery of a Joinder Agreement) represent and warrant to Purchaser as of the date of this Agreement and as of the Closing Date, except as otherwise specified (as though made on the Closing Date), to Owner’s Knowledge (except for the Fundamental Representations and Section 3.17 (Taxes)) as follows:

Section 3.1 Organization.

(a) Each Company is validly existing and in good standing under the Laws of the State of New Jersey. Each Company has all the requisite power or corporate power applicable and authority to own, lease, and operate its properties and assets and to conduct the Company Business as currently conducted and proposed to be conducted. Except as set forth on Schedule 3.1(a), each Company is validly licensed or qualified to do business and (where such concept is applicable) is in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of the Company Business as currently conducted or proposed to be conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, be material to the Company Business or each Company. A correct list of all of the jurisdictions in which each Company is so licensed or qualified to do business is set forth on Schedule 3.1(a).

(b) Correct and complete copies of each Company’s Organizational Documents, certificate(s) representing the Contributed Equity Interests and applicable stock transfer ledger have been provided to Purchaser. No Company is in default under or in violation of any of its Organizational Documents. At the Closing, each Company’s Organizational Documents, and stock transfer ledger will be in the possession of such Company.

Section 3.2 Authorization. Each Company, Owner and Seller have all requisite capacity, power or corporate power applicable, and authority to execute, deliver, and perform this Agreement and its Related Agreements, as applicable, and to consummate the Transactions. The execution, delivery, and performance by each Company, Owner and Seller of the Transactions have been validly authorized by all necessary action by each Company, Owner or Seller, as applicable. Each Company, Owner and Seller have each validly executed and delivered this Agreement and, at or prior to the Closing, each Company, Owner and Seller will have validly executed and delivered each of its Related Agreements, as applicable. Assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of each Company, Owner and Seller, enforceable against each Company, Owner and Seller, as applicable, in accordance with their respective terms, subject to the Enforceability Limitations.

Section 3.3 Ownership of the Contributed Equity Interests. Owner and Seller own, beneficially and of record, 100% of and have good and valid title to all of the Contributed Equity Interests, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws). Upon delivery to Purchaser at the Closing of the certificate(s) representing the Contributed Equity Interests, endorsed by Seller or Owner, as applicable, accompanied by a stock power or other instrument of transfer executed by Seller or Owner, as applicable, and upon Seller’s receipt of the Estimated Consideration, Purchaser will acquire good and valid title to all of the Contributed Equity Interests free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws).

Section 3.4 Title to Assets; Sufficiency of Assets.

(a) Except as set forth on Schedule 3.4(a) (which such schedule is current as of October 16, 2023), each Company has good and valid title to, and is the lawful owner of, or has a valid leasehold interest in, or a valid license to use all of the properties and assets (tangible or intangible, real or personal) that are purported to be owned by it, located on its premises, reflected on the Interim Balance Sheet (as defined below) or acquired, leased, or licensed by such Company, or otherwise related to and necessary for the Company Business, since the date of the Interim Balance Sheet in each case, free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth on Schedule 3.4(b), none of Owner, any member of his Family, or any manager, director, officer, employee or other Affiliate of any Company owns or holds any material property or tangible or intangible right that is used, held for use or useful in the Company Business as operated by each Company as of the date hereof (other than the Excluded Real Estate).

(c) The material tangible properties and assets owned, leased, or licensed by each Company, including all buildings, plants, structures, improvements, fixtures, machinery, equipment, vehicles, and other tangible assets, are free from material defects, are in good operating condition (reasonable wear and tear excepted), and are suitable for the uses for which intended.

(d) Except as set forth on Schedule 3.4(d), and after giving effect to the termination of intercompany Contracts (except for the Contracts between or among a Company and any other Company), services, support, and other arrangements pursuant to Section 5.9, the properties and assets owned, leased, or licensed by the Companies, constitute all of the properties and assets (tangible and intangible) used in or necessary to conduct the Company Business after the Closing as currently conducted and proposed to be conducted.

Section 3.5 Capitalization of the Companies.

(a) The (i) authorized capital stock of DAS consists of 2,500 shares of common stock of which 100 shares are issued and outstanding, (ii) outstanding equity capitalization of DAB consists of membership interests, and (iii) outstanding equity capitalization of NEF consists of 200 shares of common stock, of which 100 are issued and outstanding. The Contributed Equity Interests constitute 45.78% of the issued and outstanding Equity Interests of DAS, 100% of the issued and outstanding Equity Interests of DAB, and 100% of the issued and outstanding Equity Interests of NEF. The Contributed Equity Interests (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable and are not subject to any voting agreements, shareholders agreements or similar documents, and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, or applicable Law. Except for this Agreement, there are no (i) equity interests, profit interests or voting securities in any Company, (ii) securities convertible or exchangeable into any equity interest or profit interests of any Company, and (iii) outstanding or reserved for options, warrants, rights, calls, convertible securities, or other Contracts obligating any Company or Owner to issue, transfer, sell, repurchase, or redeem any Equity Interests of any of the Companies, including the Contributed Equity Interests. There are no outstanding or authorized stock appreciation, phantom, or similar rights with respect to any of the Companies. There are no voting trusts, shareholders agreements, registration rights, proxies, or other Contracts or understandings in effect with respect to the voting, registration or transfer of any of the Contributed Equity Interests or any other Equity Interests in any of the Companies.

(b) There are no Contracts to which any Company is a party which require any Company to repurchase, redeem or otherwise acquire any Equity Interests or similar equity interest or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Companies neither directly or indirectly own, or have any interest in or right to acquire, any Equity Interests of any other Person. The Companies neither directly or indirectly control (as such term is defined in the definition of “Affiliate”) any other Person.

(c) Except as set forth on Schedule 3.5(c), there are no accrued, but unpaid, dividends with respect to any Equity Interests or other securities of any of the Companies.

(d) No Company currently has nor has ever had any Subsidiaries.

Section 3.6 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by the Company, Owner and Seller of this Agreement and its Related Agreements, and the consummation by such Party of the Transactions, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not prevent or delay the consummation by the Company of the Transactions, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, and (iii) the Consents set forth on Schedule 3.6(a).

(b) Except as set forth on Schedule 3.6(b), the execution, delivery, and performance by each Company, Owner and Seller of this Agreement and its Related Agreements, and the consummation of the Transactions by such Parties, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of any Company under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on any Company, Owner, or Seller or any of its properties or assets, (ii) any Contract to which any Company is a party or by which any Company or any of its properties or assets is bound, including any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (iii) any Permit, including any Environmental Permit, held by any Company, or (iv) any of the Organizational Documents of any Company, except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, be material to the Company Business or any Company or prevent or delay the consummation by any of Company, Owner or Seller of the Transactions.

Section 3.7 Financial Statements; No Undisclosed Liabilities.

(a) Set forth on Schedule 3.7(a) are: (i) the combined audited balance sheets of the Companies and JTS Realty Investment Company, LLC as of December 31, 2021 and 2022; (ii) the related combined audited statements of operations for the years ended December 31, 2021 and 2022; (iii) an unaudited balance sheets of the DAS as of June 30, 2023 (the “Interim Balance Sheet”); and (iv) the related unaudited statements of profit and loss for the six (6) months ended June 30, 2023 (the foregoing financial statements, collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of each Company in accordance with GAAP, consistently applied, (ii) are correct in all material respects, and (iii) present fairly, in all material respects, changes in shareholders equity, the financial condition and results of operations of the Companies as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes. The books and records of each Company are correct, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the applicable Company.

(b) None of the Companies have any Liabilities, except: (i) Liabilities reflected on, or reserved against in, the Financial Statements; (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the Ordinary Course of Business, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; and (iii) Liabilities set forth on Schedule 3.7(b).

(c) Each Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There has never been (x) any significant deficiency or material weakness in any system of internal accounting controls used by any of the Companies, (y) any fraud or other wrongdoing that involves any of the management or other employees of any of the Companies who have a role in the preparation of financial statements or the internal accounting controls used by any of the Companies, or (z) any claim or allegation regarding any of the foregoing.

(d) Schedule 3.7(d)(i) sets forth a correct list of all Company Indebtedness of each Company and identifies for each item of Company Indebtedness the outstanding amount thereof as of the date of this Agreement. Schedule 3.7(d)(ii) sets forth a correct list of all Equipment and Truck Indebtedness of each Company and identifies for each item of Equipment and Truck Indebtedness the outstanding amount thereof as of the date of this Agreement.

Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since the date of the Interim Balance Sheet, (a) the Company Business has been conducted in the Ordinary Course of Business and (b) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since (i) the date of the Interim Balance Sheet, except as set forth on Schedule 3.8, the Company has not taken any action which, if taken after the date of this Agreement and prior to the Closing, would require the Consent of Purchaser pursuant to Section 5.2 and (ii) the date of the Interim Balance Sheet, no Company has made any distributions to Owner other than in the Ordinary Course of Business.

Section 3.9 Real Property.

(a) Each Company does not own, has never owned, nor has any right to acquire any real property.

(b) Schedule 3.9(b) sets forth a true, correct and complete list of all Contracts pursuant to which each Company leases, subleases, licenses, as tenant, subtenant, or licensee or otherwise occupies any real property (each, a “Real Property Lease”), together with the address of the related property (collectively, the “Business Real Property”). Owner has provided to Purchaser a true, correct and complete copy of each Real Property Lease, including all amendments, modifications, exhibits, guaranties, and schedules. The applicable Company has a valid leasehold interest under each Real Property Lease, free and clear of any Lien (other than Permitted Liens). Each such Real Property Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the applicable Company and the other party or parties thereto, enforceable against such Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Each Company has performed and complied with all of its covenants and obligations under each Real Property Lease, and no Company nor any other party to a Real Property Lease is in, or is alleged to be in, breach of or default under such Real Property Lease. No Company subleases, as sublessor, any portion of the Business Real Property to any other Person.

(c) The Business Real Property constitutes all of the real property used in or necessary to conduct the Company Business as currently conducted and proposed to be conducted. There is no condemnation, expropriation, or other Proceeding in eminent domain pending or threatened in writing affecting any portion of the Business Real Property.

(d) Each Company’s possession and quiet enjoyment of the Business Real Property under each Real Property Lease has not been disturbed and there are no disputes with respect to such Real Property Lease.

(e) No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full. and

(f) No Company has collaterally assigned or granted any Lien in any Real Property Lease or any interest therein.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a)(i) (with respect to the Business Trademarks), Schedule 3.10(a)(ii) (with respect to the Business Patents), and Schedule 3.10(a)(iii) (with respect to the Business Copyrights) set forth correct lists of all of the Business Trademarks, Business Patents, and Business Copyrights that are registered with Governmental Authorities and owned by each Company, including the application and registration or grant number (if applicable) and relevant jurisdiction. To Owner’s Knowledge, all of the Business Intellectual Property is subsisting, and if registered, valid and enforceable, and Owner or each Company (as applicable) has good and valid title to all of the Business Intellectual Property, free and clear of any Lien (other than Permitted Liens).

(b) Schedule 3.10(b) sets forth a correct list of all Contracts pursuant to which (i) any material Business Intellectual Property is licensed to any other Person (other than non-exclusive licenses granted to customers, vendors, or similar third parties in the Ordinary Course of Business) (each, an “Outbound IP License”) and (ii) Owner or any of the Companies licenses, as licensee, material Intellectual Property used in the Company Business from any other Person (other than Contracts for non-customized off-the-shelf software licensed on standard terms) (each, an “Inbound IP License”).

(c) To Owner’s Knowledge, the applicable Company has the right to use all Intellectual Property used in or necessary to conduct the Company Business as currently conducted.

(d) Except as set forth on Schedule 3.10(d), no Proceeding is pending against Owner or any Company, and neither Owner nor any Company has received any written or, to Owner’s Knowledge, oral communication from any other Person since January 1, 2021, (i) challenging the validity or enforceability of any Business Intellectual Property or (ii) alleging that the conduct of the Company Business by Owner or any of the Companies violates, infringes, or misappropriates the Intellectual Property rights of such Person. To Owner’s Knowledge, the conduct of the Company Business as currently conducted does not violate, infringe, or misappropriate, and the conduct of the Company Business since January 1, 2021 has not violated, infringed, or misappropriated, the Intellectual Property of any other Person.

(e) To Owner’s Knowledge, no Person is violating, infringing, or misappropriating any of the Business Intellectual Property in any material respect. Since January 1, 2021, neither Owner nor any Company has filed any Proceeding or sent any written notice of a violation, infringement, or misappropriation by another Person of Owner or any Company’s rights to any item of the Business Intellectual Property.

Section 3.11 Information Technology; Data Privacy and Security.

(a) To Owner’s Knowledge, all information technology and computer systems, including Software, hardware, networks, interfaces, and related systems used by the Companies or Owner in the Company Business (collectively, the “Business IT Systems”) have been properly maintained since January 1, 2021, in all material respects. To Owner’s Knowledge, the Business IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Company Business as currently conducted, including with respect to information security, backup and disaster recovery.

(b) To Owner’s Knowledge, the Companies or Owner (as applicable) has good and valid title to, or otherwise has the right to use, all of the data included in the Business Intellectual Property and all other information (including personal information regarding any Person) that is used in or generated by the Company Business and contained in any database used or maintained by Owner or the Companies (collectively, the “Business Data”), free and clear of any Lien (other than Permitted Liens).

(c) To Owner’s Knowledge, each of the Companies and Owner maintain commercially reasonable information security, backup and disaster recovery measures designed to protect the security of the Business IT Systems and the Business Data.

(d) Since January 1, 2021, there has been no (i) material disruption, interruption, outage, or continued substandard performance affecting any Business IT System that has had any material impact on the conduct of the Company Business and that has not been remediated in all material respects, (ii) to Owner’s Knowledge, material data security breach or other unauthorized use, access, interruption, modification, or corruption of any Business IT System or any Business Data, or (iii) written complaints from, written notices from, or Proceedings conducted or claims asserted by any Person, including any Governmental Authority, against the Company regarding (A) any actual or alleged security breach or other unauthorized use, access, interruption, modification, or corruption of any Business IT System or (B) the collection or use of Business Data.

Section 3.12 Material Contracts. Schedule 3.12 sets forth a correct list of all of the Contracts of the following types to which any Company is a party or by which any Company or any of its properties or assets is bound:

(a) any Contract with any supplier of goods or services, except for any Contracts with transportation sub-haulers, that (i) has resulted in or that is reasonably expected to result in expenditures by any Company of more than $50,000 in 2022 or 2023, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, (iii) requires any Company to purchase all of its requirements for any good or service from such supplier, or (iv) contains any minimum or “take or pay” purchase or volume requirements;

(b) any Contract with any customer that (i) has resulted in or that is reasonably expected to result in sales to any Company of more than $50,000 in 2022 or 2023, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, (iii) requires any Company to sell any product or service exclusively to such customer, or (iv) obligates any Company to provide such customer with equal or preferred pricing terms as compared to the pricing terms offered by any Company to any other customer, including any Contract with any “most favored nation” provision;

(c) any Contract under which any Company is a lessee of or holds or operates any equipment, vehicle, or other tangible personal property that is owned by another Person and that (i) has resulted in or that is reasonably expected to result in expenditures by any Company of more than $50,000 in 2022 or 2023 or (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement;

(d) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities for or on behalf of the Company Business, in each case that (i) has resulted in or that is reasonably expected to result in expenditures by any Company of more than $50,000 in 2022 or 2023, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, or (iii) grants such Person exclusive rights to sell, distribute, or promote in any geographical area or any particular product;

(e) any Contract that includes any right of first offer or refusal or other similar term favoring any other Person;

(f) any Contract under which any other Person has agreed to perform any services for any Company that are required to be performed by such Company under any other Contract;

(g) all Equipment Leases, identifying each Equipment Lease by (i) manufacturer, description, model number, serial number and location of the leased Equipment, (ii) lessor, lessee, term of lease and rent payable and (iii) whether the lease has been classified as an operating lease or a capital lease;

(h) all Truck Leases, identifying each Truck Lease by (i) make, year, vehicle identification number and location of the Truck, (ii) lessor, lessee, term of lease and monthly payables and (iii) whether the lease has been classified as an operating lease or capital lease;

(i) any Contract relating to the acquisition by any Company of any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(j) any Contract relating to the sale or other disposition by any Company or the Company Business of any business, Equity Interests, or assets (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(k) any Contract relating to the incurrence of Company Indebtedness by any Company, or the placing of a Lien (other than a Permitted Lien) on any of the assets of any Company;

(l) any Contract relating to any joint venture, partnership, strategic alliance, or similar relationship;

(m) any Contract under which any Company has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person;

(n) any collective bargaining agreement or other Contract with any labor organization, union, or association;

(o) any Contract, other than any Company Benefit Plan, with (i) any current or former officer or director of any Company or (ii) (with the exception of any transportation sub-haulers) any other current or former employee of, independent contractor of, or consultant to any Company providing for, in the case of this clause (ii), aggregate future payments of more than $50,000;

(p) any Contract that limits the freedom of any Company to compete with any Person or in any geographical area or that otherwise restricts the development, manufacture, marketing, distribution, or sale of any Company’s products or services;

(q) any Contract restricting the ability of any Company to solicit or hire any other Person;

(r) any power of attorney;

(s) any Contract with any Governmental Authority; and

(t) any Inbound IP License and Outbound IP License.

Owner has provided to Purchaser a correct copy (or, with respect to any oral Contract, a correct written summary of the terms and conditions of such oral Contract) of each Contract set forth or required to be set forth on Schedule 3.12 (including all amendments, modifications, exhibits, and schedules) (collectively, the “Material Contracts”). Except as set forth on Schedule 3.12, each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the applicable Company and, to Owner’s Knowledge, the other party or parties thereto, enforceable against the applicable Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Each Company has performed or complied with all of its covenants and obligations under each Material Contract applicable to such Company in all material respects, and neither such Company nor, to Owner’s Knowledge, any other party to a Material Contract is in, or is alleged to be in, material breach of or default under such Material Contract. Neither Owner nor any Company has received any written or, to Owner’s Knowledge, oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and such Company has not given any such written or oral notice to any counterparty to a Material Contract. The applicable Company has not waived any of its material rights under any Material Contract applicable to such Company.

Section 3.13 Permits. Each Company possesses or has applied for all Permits required by applicable Law to own, lease, and operate its properties and assets and to conduct the Company Business as currently conducted and proposed to be conducted, except where the failure to possess or apply for such Permits would not be material to, individually or in the aggregate, to the Company Business or any Company. Schedule 3.13 sets forth a correct list of all such Permits. All such Permits are in full force and effect, and the applicable Company has performed all of its obligations under and is, and since January 1, 2021 has been, in compliance with all such Permits. Neither Owner nor any Company has received any written notice from any Governmental Authority (a) indicating or alleging that any Company does not possess any Permit required to own, lease, and operate its properties and assets or to conduct the Company Business as currently conducted or (b) threatening or seeking to withdraw, revoke, terminate, or suspend any of such Permits. None of such Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

Section 3.14 Benefit Plans.

(a) Schedule 3.14(a) sets forth a list of all Company Benefit Plans. A copy of each Company Benefit Plan, and all contracts relating thereto, or to the funding thereof, has been supplied to Purchaser, along with, to the extent applicable, an accurate written description of each Company Benefit Plan that is not in written form. To the extent applicable, the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, summaries of material modification and summary of benefits and coverage, IRS determination or opinion letter with respect to each Company Benefit Plan, and a current schedule of assets held with respect to any funded Company Benefit Plan, has been supplied to Purchaser.

(b) All Company Benefit Plans comply in form with all requirements of applicable Law and have been administered in all material respects in accordance with their terms and with all applicable requirements of Law, and, no event has occurred that will or would reasonably be expected to cause any such Company Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance. All Company Benefit Plans that are subject to Section 409A of the Code comply with Section 409A in form and have been administered in accordance with their terms and Section 409A of the Code.

(c) Each Company Benefit Plan that is an employee pension benefit plan is the subject of a favorable determination or opinion letter issued by the IRS with respect to the qualified status of such plan under Section 401(a) of the Code and the tax-exempt status of any trust that forms a part of such plan under Section 501(a) of the Code; all amendments to any such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter; and to Owner’s Knowledge, no event has occurred that will or would reasonably be expected to give rise to disqualification of any such plan under such sections. None of the assets of any Company Benefit Plan are invested in employer securities or employer real property.

(d) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan and none of Owner, any Company or any of their respective ERISA Affiliates has engaged in any prohibited transaction. There are no actions, suits or claims (other than routine claims for benefits) pending or, to Owner’s Knowledge, threatened involving any Company Benefit Plan or the assets thereof and no facts exist that could give rise to any such actions, suits or claims (other than routine claims for benefits).

(e) There have been no acts or omissions by Owner, any Company or any of their respective ERISA Affiliates that have given rise to or would reasonably be expected to give rise to interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which any Company or any of its ERISA Affiliates may be liable or under Section 409A of the Code for which any Company, any of its ERISA Affiliates or any participant in any Company Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable.

(f) Except as set forth on Schedule 3.14(f), none of the execution and delivery of this Agreement or the consummation of the Transactions (either alone or in combination with any other event) will (i) entitle any current or former director, officer, employee or independent contractor of any Company to any compensation or benefit under any Company Benefit Plan or otherwise, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Benefit Plan, (iii) increase the amount of compensation or benefits due to any current or former director, officer, employee or independent contractor of any Company (or their beneficiaries), or (iv) result in any breach or violation of, default under or limit any Company’s right to amend, modify or terminate any Company Benefit Plan. Except as set forth on Schedule 3.14(f), no payments or benefits contemplated by the Company Benefit Plans or otherwise would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)). Neither any Company nor any of its ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code. No Company Benefit Plan or any contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant or independent contractor of any Company or any of their respective ERISA Affiliates provides for a “gross-up” or similar payment in respect of any taxes that may become payable under Sections 409A or 4999 of the Code.

(g) No Company nor any of its ERISA Affiliates has now or at any time had an obligation to contribute to, or any Liability with respect to: (i) a plan subject to Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state Law at the sole cost of the individual.

(h) Actuarially adequate accruals for all obligations under the Company Benefit Plans are reflected in the Financial Statements and such obligations include a pro rata amount of the contributions that would otherwise have been made in the Ordinary Course of Business and applicable Law for the plan years that include the Closing Date.

(i) There has been no act or omission that would impair the ability of any Company (or any successor thereto) to unilaterally amend or terminate any Company Benefit Plan in accordance with its terms.

(j) With respect to each Company Benefit Plan which is a group health plan (as defined in Section 5001(b)(1) of the Code), each Company has complied, in all material respects, with the requirements of Section 4980B of the Code. Each Company (i) has offered its full-time employees (as defined under Section 4980H of the Code and the underlying regulations and guidance) the ability to elect minimum essential coverage that provides minimum value and is affordable for themselves, such that there will not be any liability or excise tax under Section 4980H(a) or (b) of the Code, and (ii) has met its reporting obligation under Sections 6055 and 6056 of the Code (as applicable). No event has occurred, and no conditions or circumstances exist, that would reasonably be expected to subject any Company, or any Company Benefit Plan, to penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

Section 3.15 Employee and Labor Matters.

(a) Schedule 3.15(a) sets forth a list of all Employees, consultants, and independent contractors providing services to each Company and in the case of each such Employee, consultant, and independents contractor, the following information, if applicable, as of the date hereof: (i) name; (ii) name of employer; (iii) title or position; (iv) date of hire or commencement of service; (v) work location; (vi) whether full-time or part-time; (vii) whether exempt or non-exempt from the overtime provisions of the Fair Labor Standards Act or similar state Laws; (viii) whether covered by the terms of a collective bargaining or similar agreement or an employment or consulting agreement; (ix) whether absent from active employment or service and if so, the date such absence commenced, the reason for such absence and the anticipated date of return to active employment or active service; (x) annual salary, hourly wage rate or annual consulting payments, as the case may be, and, if applicable, target bonus and other incentive compensation, such salary and other compensation data to include current information and such information for the prior twelve (12) month period; and (xi) accrued unused vacation, sick days and other paid days off. None of the Persons providing services to any Company is a leased employee.

(b) None of the Employees is represented by a union or other labor organization or group that was either voluntarily recognized or certified by any labor relations board or other Governmental Authority, and no union organizational campaign is pending or, to Owner’s Knowledge, threatened with respect to any of the Employees. There is no pending or threatened labor strike, slowdown, work stoppage, or labor arbitration proceeding against any Company with respect to any Employee and there have been no such actions since January 1, 2021.

(c) Except as set forth on Schedule 3.15(c), each Company is, and since January 1, 2021 has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, or terms and conditions of employment including but not limited to equal opportunity, immigration, worker classification, collective bargaining, wages, hours of work, withholding, occupational safety and health, workers’ compensation, and unemployment compensation. Except as set forth on Schedule 3.15(c), all independent contractors and consultants providing personal services to any Company have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all Employees have been properly classified under the Fair Labor Standards Act and similar state Laws. Each Company (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to current and former employees, consultants, and independent contractors, (ii) is not liable for any arrearage of wages or Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.

(d) Except as set forth on Schedule 3.15(d), there is no pending or, to Owner’s Knowledge, threatened charge, claim, or Proceeding against any Company by or before the Equal Employment Opportunity Commission or any state or local Governmental Authority and there have been no such charges, claims or Proceedings since January 1, 2021 and there is no state of facts or event which would reasonably be expected to form the basis of any such charge, claim or Proceeding.

(e) The Companies have not taken and currently have no plans to take any action with respect to the Transactions that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or Liability under any state or local plant closing notice Law.

(f)  Except as set forth on Schedule 3.15(f)(i), no executive officer or other key employee of any Company is subject to any noncompetition, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting, or in conflict with the present or proposed business activities of any Company and, except as set forth on Schedule 3.15(f)(ii), no executive officer or other key employee of any Company has taken steps or is otherwise planning to terminate his or her employment with such Company for any reason (or no reason), including the consummation of the Transactions.

(g) Each Company has investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing, orally to a member of management or human resources personnel) of which it had knowledge since January 1, 2021. With respect to each such allegation with potential merit, the applicable Company has taken corrective action that is reasonably calculated to prevent further improper action.

(h) A Form I-9 has been completed and retained with respect to each current Employee and, where required by applicable Law, former employees. No Company has been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor has any Company been the subject of an investigation, inquiry or other any audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.

Section 3.16 Environmental Matters.

(a) Each Company is, and since January 1, 2021 has been, in compliance in all material respects with all Environmental Laws applicable to the Company Business.

(b) Neither Owner nor any Company has received any written notice from any Governmental Authority threatening or seeking to withdraw, revoke, terminate, suspend, or adversely modify or renew any of the Company’s Environmental Permits.

(c) No written notice has been received by Owner or any Company that remains unresolved and claims that (i) the operation of the Company Business is in material violation of any Environmental Law or Environmental Permit or (ii) any Company is responsible (or potentially responsible) for material Remedial Action with respect to the operation of the Company Business.

(d) There are no material Proceedings pending or, to Owner’s Knowledge, threatened against any Company with respect to any Remedial Action, Environmental Law or Hazardous Substance. No Company is subject to any Order pursuant to any Environmental Law.

(e) No Company has caused or contributed to any Release which has given rise to or could reasonably be expected to give rise to any material Liabilities or material investigatory, reporting, corrective, or remedial obligations pursuant to Environmental Laws.

(f) No Company has assumed by Contract or by operation of law, or provided an indemnity with respect to, the Liabilities of any other Person under Environmental Laws.

(g) Neither this Agreement nor the consummation of the Transactions will result in any obligation for Remedial Action or consent of any Governmental Authority pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

(h) Each Company has provided Purchaser with copies of all those material environmental audits, reports, and other material environmental documents relating to the current and former operations and facilities of such Company which are in such Company’s, or any of its Representatives’ possession or reasonable control.

(i) Except for the representations provided in Section 3.13 with respect to Environmental Permits, the representations and warranties contained in this Section 3.16 are the sole and exclusive representations and warranties made by Owner under this Agreement with respect to Hazardous Substance, Remedial Actions, and each Company’s compliance with, or Liabilities or other obligations arising under, Environmental Laws and Environmental Permits.

Section 3.17 Taxes. For the avoidance of doubt, after giving effect to the Pre-Closing Restructuring, references to “Company” in this Section 3.17 shall also apply to the “Successor Company” and except as set forth on Schedule 3.17:

(a) All income, sales, and other material Tax Returns of each Company have been timely filed (taking into account any applicable extensions). Each such Tax Return is accurate and complete in all material respects. All Taxes owed by each Company (whether or not shown on such Tax Returns) have been fully and timely paid as required by applicable Law, except for Taxes being contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP and Taxes which individually or in the aggregate are not reasonably expected to have a Material Adverse Effect.

(b) Each Company has established (or there has been established on its behalf) on its respective Interim Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of all Taxes not yet due and payable or that are being contested in good faith through appropriate Proceedings.

(c) There are no (i) pending or threatened claims by any Governmental Authority (in each case for which written notice has been received) with respect to Taxes relating or attributable to any Company; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax liability of any Company claimed, issued or raised by any Governmental Authority that has not been properly reflected in the Financial Statements.

(d) Each Company has complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which each Company is required by Law to withhold or collect, including sales and use taxes, goods and services taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, shareholder, or other Person have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. All information returns with respect to such amounts required to be filed by any Company have been filed, and all statements with respect to such amounts required to be furnished to payees by any Company have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete in all material respects.

(e) No Company (i) has ever been a member of any affiliated group filing a consolidated federal income Tax Return or any similar group for state, local or foreign Tax purposes; and (ii) is liable for the Taxes of any Person pursuant to any Law (including Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(f) No Company has granted any waiver of any statutes of limitations applicable to any claim for Taxes and has not requested or been granted an extension of the time for filing any Tax Return (other than automatic extensions made in the Ordinary Course of Business), in each case, with respect to a period (after giving effect to such waiver or extension) that has not yet expired.

(g) No Company is, nor has ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in or improper use of method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) method of accounting that defers the recognition of income to any period ending after the Closing Date.

(i) No Company is a party to any joint venture, partnership, or other Contract which is treated as a partnership for U.S. federal income tax purposes. No Company is a party to any Tax Sharing Agreement.

(j) No Company has ever distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k) No Company is nor has ever been a party to any “listed transaction” (within the meaning of Section 6707(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2)), “transaction of interest” (within the meaning of Treasury Regulations Section 1.6011-4(b)(6)) or, in each case, any similar provision of state, local, or foreign Law.

(l) No written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to any Company have not been filed asserting that any Company is or may be subject to Tax in that jurisdiction. No Company has a permanent establishment or fixed place of business in any country other than the United States.

(m) No Company has requested or received a ruling from any Governmental Authority or signed a closing or other similar agreement with any Governmental Authority.

(n) No power of attorney related or attributable to any Taxes is currently in effect with respect to any Company.

(o) No Company has deferred any portion of any payroll, social security, unemployment, withholding or other Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to Section 2302 of the CARES Act or any other Law enacted on account of or in response to COVID-19 that continues to remain outstanding.

(p) None of the assets of any Company are “section 197(f)(9) intangibles” (as defined in Treasury Regulations Section 1.197-2(h)(1)(i)).

(q) DAS has been a validly electing “S corporation” (within the meaning of Section 1361(a)(1) of the Code) since January 1, 2000, and will continue to be treated as such until immediately prior to the F-Reorganization. NEF has been a validly electing “S corporation” (within the meaning of Section 1361(a)(1) of the Code) since January 1, 2012. DAB has been disregarded as an entity separate from Owner (within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii)) since January 1, 2019. The Successor Company will be, as of the Closing Date, a limited liability company treated as a “disregarded entity” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii). Neither DAB nor the Successor Company has made (or will, prior to the Closing Date, make) any election to be treated as a corporation for U.S. federal income tax purposes.

(r) Neither DAS nor NEF is or has been subject to Tax under Section 1374 or 1375 of the Code.

(s) From the effective date of the Q-Sub Election through the date of the Conversion, DAS shall be a “qualified subchapter S subsidiary” as defined in Section 1361(a) of the Code.

Notwithstanding anything to the contrary contained in this Agreement: (i) the representations and warranties set forth in Section 3.14, Section 3.15 and this Section 3.17 constitute the sole and exclusive representations and warranties regarding Taxes, Tax Returns and other matters relating to Taxes, (ii) nothing in this Agreement (including Section 3.14, Section 3.15 and this Section 3.17) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) in a taxable period (or portion thereof) beginning on or after the Closing Date of any tax attribute (including net operating loss, cap loss, Tax credit carryover, Tax basis or other Tax asset) of any Company generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date.

Section 3.18 Proceedings and Orders.

(a) Except as set forth on Schedule 3.18(a), there are, and since January 1, 2021 have been, no Proceedings pending or, to Owner’s Knowledge, threatened against any Company or any of its directors, officers, employees, representatives, or agents in their capacities as such, nor are there any facts or circumstances which may give rise to any such Proceeding. Except as set forth on Schedule 3.18(a), there are, and since January 1, 2021 have been, no Proceedings by any Company pending against any other Person, and no Company is considering any such Proceeding. None of the Proceedings set forth or required to be set forth on Schedule 3.18(a) would, if determined adversely to any Company, materially and adversely affect any Company or the Company Business. Except as set forth on Schedule 3.18(a), the operation of the Company Business is not, and since January 1, 2021 has not been, subject to any Order. Each Company is and has been in compliance with all Orders set forth on Schedule 3.18(a). No Company is a party to or bound by any Contract to settle or compromise any Proceeding against it which has involved any obligation other than the payment of money or under which any Company has any continuing Liability.

(b) There are no Proceedings pending or, to Owner’s Knowledge, threatened by or against any Company with respect to this Agreement or the Transactions or that, if determined adversely to any Company, would prevent or delay the consummation by any Company of the Transactions.

Section 3.19 Compliance with Laws. Except as set forth on Schedule 3.19, each Company is, and since January 1, 2021 has been, in compliance in all material respects with all Laws applicable to its properties, its assets, and the Company Business. Since January 1, 2021, neither Owner nor any Company has received any written or, to Owner’s Knowledge, oral notice from a Governmental Authority alleging that any Company is not in compliance with any applicable Law.

Section 3.20 Accounts Receivable. All Accounts Receivables have arisen from bona fide transactions by the applicable Company in the Ordinary Course of Business. All Accounts Receivable reflected in the Interim Balance Sheet are good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Interim Balance Sheet, which allowance was calculated in accordance with GAAP; and all Accounts Receivable to be reflected in the calculation of Closing Date Indebtedness and Closing Date Cash shall be good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined in accordance with GAAP.

Section 3.21 Equipment and Trucks.

(a) Schedule 3.21(a) contains complete and accurate lists of the following assets owned by each Company as of the date of this Agreement: (i) all Equipment (excluding Business IT Systems) having an original purchase price of more than $100,000, identifying each piece of Equipment by manufacturer, description, model number, serial number and location; and (ii) all Trucks, identifying each Truck by make, year, vehicle identification number and location.

(b) Each piece of Equipment and Truck leased under an Equipment Lease or Truck Lease listed on Schedule 3.21(b) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use, and (iv) is suitable for the purposes for which it is currently used.

(c) Except as disclosed on Schedule 3.21(c), each piece of Equipment and Truck listed on Schedule 3.21(a) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use, and (iv) is suitable for the purposes for which it is currently used.

Section 3.22 Material Customers and Material Suppliers.

(a) Schedule 3.22(a) sets forth a correct list of (i) the top ten (10) customers of each Company (based on the total amount of sales to such customer) for the year ended December 31, 2022, and for the nine-month period ended September 30, 2023 (each, a “Material Customer”), showing the total amount of sales to each such Material Customer during the applicable period and the percentage of the total sales of such Company represented by such sales, and (ii) the top ten (10) suppliers and vendors to each Company (based on total amount purchased from such supplier or vendor) for the year ended December 31, 2022, and for the nine-month period ended September 30, 2023 (each, a “Material Supplier”), showing the total amount of purchases by such Company from each such Material Supplier during the applicable period and the percentage of the total amount of purchases by such Company represented by such purchases.

(b) Except as set forth on Schedule 3.22(b), since January 1, 2021, there has been (i) no adverse change in the business relationship, or any material dispute, between any Company and any Material Customer or Material Supplier, (ii) no change in any material term or condition of any Contract between any Company and any Material Customer or Material Supplier, and (iii) no indication that any Material Customer or Material Supplier intends to reduce its purchases from or sales to, as applicable, any Company or that any Material Customer or Material Supplier intends to terminate, not renew, or materially amend the terms and conditions of any Contract with any Company.

(c) Since January 1, 2021, no Material Customer or Material Supplier has made any breach of contract, indemnification, or similar claim against any Company.

Section 3.23 Related Party Transactions.

(a) Schedule 3.23(a) sets forth: (i) a description of (A) all services provided by any Company to Owner or any Affiliate of Owner and (B) any use by Owner or any Affiliate of Owner of any assets, properties, or employees of any Company for any purpose other than the conduct of the Company Business, and the manner in which and the amount that such Company has been compensated for the costs of providing such services or use; and (ii) a description of (A) all services provided by Owner or any Affiliate of Owner to any Company and (B) any use by any Company of any assets, properties, or employees of Owner or any Affiliate of Owner for the conduct of the Company Business, and the manner in which and the amount that such Company has compensated Owner or such Affiliate for the costs of providing such services or use.

(b) Except as set forth on Schedule 3.23(b), no officer, director, or employee of any Company, or any individual in any such officer’s, director’s, or employee’s Family, (i) is a party to any Contract with any Company, (ii) has an interest in any property (real or personal, tangible or intangible) owned, leased, or licensed by any Company or otherwise used in the conduct of the Company Business, (iii) provides any goods or services to any Company (other than in such person’s capacity as an officer, director, or employee of such Company), or (iv) has an interest in any Person that is a customer of, or supplier or vendor to, any Company.

Section 3.24 Insurance. Schedule 3.24 sets forth a correct list of all policies of fire, liability, medical, workers’ compensation, title, and other forms of insurance owned or held by each Company or Owner or any Affiliate of Owner and applicable to any Company, the Company Business, or any Company’s properties, or assets copies of which have been made available to Purchaser (collectively, the “Insurance Policies”). All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder have been paid in full, and no notice of cancellation or termination has been received by Owner or any Affiliate of Owner with respect to any of the Insurance Policies. Each Company is and has been in compliance with all such Insurance Policies. Taken together, the Insurance Policies (a) provide adequate insurance coverage for the properties and assets of all of the Companies, and the operation of the Company Business for all risks normally insured against by a Person carrying on the same business or businesses as the Company Business and for all risks to which each Company is normally exposed and (b) are sufficient for compliance with all (i) applicable Laws and (ii) Contracts to which any Company is a party or by which any Company or any of its properties or assets is bound. Schedule 3.24 also sets forth a correct list of all claims which have been made by or on behalf of each Company since January 1, 2021 under any of the Insurance Policies, including any claims that are currently pending.

Section 3.25 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Owner or any Company, the fees and expenses of which shall constitute Transaction Expenses.

Section 3.26 IPO. Owner understands and acknowledges that (a) there is no firm commitment, binding agreement, promise or other assurance of any kind, whether express or implied, and whether oral or written, that the Registration Statement will become effective or that the IPO pursuant the Registration Statement will occur at a particular price or within a particular range of prices or occur at all and that (b) neither Purchaser nor any of its officers, directors, agents or representatives, nor any underwriters, will have any liability to Owner or the Company for any failure of the Registration Statement to become effective or any failure of the IPO to occur at a particular price or within a particular range of prices or to occur at all.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Owner and Seller as of the date hereof and as of the Closing Date (as though made on the Closing Date) as follows:

Section 4.1 Organization; Authorization of Purchaser. Purchaser is validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements and to consummate the Transactions. Purchaser is validly licensed or qualified to do business and (where such concept is applicable) is in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, be material to its business or Purchaser. The execution, delivery, and performance by Purchaser of this Agreement and its respective Related Agreements and the consummation by Purchaser of the applicable Transactions has been validly authorized by all necessary corporate action by Purchaser. Purchaser has validly executed and delivered this Agreement and, at or prior to the Closing, Purchaser shall have validly executed and delivered each of its Related Agreements. This Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Limitations. Correct and complete copies of Purchaser’s Organizational Documents have been provided to Seller and Owner, and Purchaser is not in default under or in violation of any of its Organizational Documents.

Section 4.2 Capitalization of Purchaser.

(a) The authorized capital stock of Purchaser consists of 50,000,000 shares of Purchaser Common Stock, of which 2,939,130 shares are issued and outstanding as of the date of this Agreement. As of the Closing Date, the authorized capital of Purchaser will consist of up to 50,000,000 shares of common stock of which the number of issued and outstanding shares will be as described in the Registration Statement. The outstanding Equity Interests of Purchaser (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable and are not subject to any voting agreements, shareholders agreements or similar documents, and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, or applicable Law.

(b) Except for this Agreement and the other Combination Agreements and as disclosed on Schedule 4.2(b), there are no (i) equity interests, profit interests or voting securities in Purchaser or its Subsidiaries, (ii) securities convertible or exchangeable into any equity interest or profit interests of Purchaser or its Subsidiaries, (iii) outstanding or reserved for options, warrants, rights, calls, convertible securities, or other Contracts obligating Purchaser or its Subsidiaries to issue, transfer, sell, repurchase, or redeem any Equity Interests of Purchaser or its Subsidiaries, including the Purchaser Common Stock, (iv) outstanding or authorized stock appreciation, phantom, or similar rights with respect to Purchaser or its Subsidiaries, or (v) voting trusts, shareholder agreements, registration rights agreements, proxies, or other Contracts or understandings in effect with respect to the voting, registration or transfer of any of the Purchaser Common Stock or any other equity interests in Purchaser or its Subsidiaries. The amount of Purchaser Common Stock (or any other Equity Interests of Purchaser) to be reserved or issuable in connection with any and all incentive plans of Purchaser to be effective as of Closing, will not exceed five percent (5%), in the aggregate, of the issued and outstanding Equity Interests of Purchaser, on a fully-diluted basis (inclusive of all such incentive plans), as measured immediately following the consummation of the Combination Agreements, and after giving effect to the IPO.

(c) Except for this Agreement and the other Combination Agreements, there are no Contracts to which Purchaser or its Subsidiaries are a party which require Purchaser or its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests or similar equity interest or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Purchaser or its Subsidiaries do not directly or indirectly own, or have any interest in or right to acquire, any Equity Interests of any other Person. Except for the corporations and other entities formed as subsidiaries of Purchaser in connection with the other Combination Agreements, Purchaser does not directly or indirectly control (as such term is defined in the definition of “Affiliate”) any other Person.

(d) There are no accrued, but unpaid, dividends with respect to any membership interests, equity interests, or other securities of Purchaser.

(e) Immediately after the consummation of the Combination Agreements, and giving effect to the IPO (assuming an issuance of 13,333,333 shares of Purchaser Common Stock at an IPO Share Price of $15.00), Seller and Owner, in the aggregate, will own (including the Holdback Shares) not less than nine percent (9%) of Purchaser’s Common Stock; provided, that such percentage shall be proportionately adjusted downward to the extent there are any Transaction Expenses payable under this Agreement and/or the Closing Date Indebtedness exceeds the Target Closing Date Indebtedness (and was not satisfied under the Purchase Agreement).

Section 4.3 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the Transactions do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not be material to Purchaser or prevent or materially delay the consummation by Purchaser of the Transactions and (ii) any Consent that is required as a result of any facts or circumstances relating solely to Owner or any of its Affiliates (including each Company).

(b) The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the Transactions, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Purchaser under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Purchaser, its Subsidiaries or any of its or their respective properties or assets, (ii) any material Contract to which Purchaser or its Subsidiaries is a party or by which Purchaser, its Subsidiaries or any of their respective properties or assets is bound, (iii) any Permit held by Purchaser or its Subsidiaries, or (iv) any of the Organizational Documents of Purchaser or its Subsidiaries except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not prevent or delay the consummation by Purchaser of the Transactions.

Section 4.4 Financial Statements; No Undisclosed Liabilities; Business Activities.

(a) Set forth on Schedule 4.4(a) are the audited balance sheets of Purchaser from June 13, 2023 through September 30, 2023, the related audited statement of operations and statement of stockholders’ equity and cash flows from June 13, 2023 through September 30, 2023 (collectively, the “Purchaser Financial Statements”). The Purchaser Financial Statements are correct in all material respects.

(b) Except as set forth on Schedule 4.4(b) and other than in respect of Accounts Payables of Purchaser and its Subsidiaries, as of the date of this Agreement, neither Purchaser nor its Subsidiaries have any Liabilities or Indebtedness of any kind, accrued or unaccrued. In addition, Purchaser and its Subsidiaries consolidated stockholders’ equity as of the date of this Agreement is not less than $500,000, excluding Accounts Payables of Purchaser and its Subsidiaries.

(c) Except as set forth on Schedule 4.4(c), since their respective formation dates, as of the date hereof and as of the Closing Date, neither Purchaser nor its Subsidiaries have (i) entered into (or agreed to enter into) any Contracts of any kind with any Person, (ii) conducted any business activities other than activities (x) in connection with or incidental or related its incorporation or continuing corporate (or similar) existence or (y) those that are administrative, ministerial or otherwise immaterial in nature and/or (iii) in furtherance of consummating the Combination Transactions.

Section 4.5 Proceedings.

(a) There are, and since Purchaser and its Subsidiaries inception have been, no Proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser or any of its Subsidiaries or any of their respective directors, officers, employees, representatives, or agents in their capacities as such, nor are there any facts or circumstances which may give rise to any such Proceeding. There are, and since Purchaser and its Subsidiaries inception have been, no Proceedings by Purchaser or any of its Subsidiaries pending against any other Person, and neither Purchaser nor any of its Subsidiaries is considering any such Proceeding.

(b) There are no Proceedings pending or, to Purchaser’s Knowledge, threatened by or against Purchaser or any of its Subsidiaries with respect to this Agreement or the Transactions or that, if determined adversely to Purchaser or any of its Subsidiaries, would prevent or delay the consummation by Purchaser of the Transactions.

Section 4.6 Compliance with Laws. Except as set forth on Schedule 4.6, each of Purchaser and its Subsidiaries is, and since Purchaser and its Subsidiaries inception has been, in compliance in all material respects with all Laws applicable to its properties, its assets, and the business of such Person. Since Purchaser and its Subsidiaries inception, neither Purchaser nor any of its Subsidiaries has received any written or, to Purchaser’s Knowledge, oral notice from a Governmental Authority alleging that Purchaser or any of its Subsidiaries is not in compliance with any applicable Law.

Section 4.7 Related Party Transactions. Except as set forth on Schedule 4.7, since their respective inception dates, there have not been, there does not exist currently and there are not contemplated, any agreements, transactions or arrangements between Purchaser and/or its Subsidiaries, on one hand, and each of their respective Affiliates, shareholders, and officers, including the Initial Founders, on the other hand.

Section 4.8 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 4.9 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Owner and the Companies for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Purchaser has relied solely upon its own investigation and the express representations and warranties of Owner set forth in ARTICLE III of this Agreement (as modified by the disclosure schedules referenced therein); and (b) none of Owner, Seller, any Company or any other Person has made any representation or warranty as to Owner, Seller, any Company or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (as modified by the disclosure schedules referenced therein).

Section 4.10 Registration Statement. To Purchaser’s Knowledge and assuming the Company’s compliance with its obligations under Section 5.4(e), and expressly excluding any representation or warranty with respect to any information in the Registration Statement, or omitted therefrom, relating to the Company and each of its Subsidiaries and Affiliates, the Registration Statement will not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, at (a) the time the Registration Statement (or any amendment thereof or supplement thereto) is declared effective by the SEC and (b) the Closing.

ARTICLE V.
PRE-CLOSING COVENANTS AND AGREEMENTS

Section 5.1 Access to Information. From the date of this Agreement until the Closing Date, Owner shall give Purchaser and its Representatives full access, upon reasonable advance notice and during normal business hours, to the offices, facilities, books, and records of the Company Business and the Company, shall make the officers and employees of the Company Business and each Company available to Purchaser and its Representatives as they may from time to time request, and shall provide Purchaser and its Representatives with any and all additional information concerning each Company or the Company Business as they may from time to time request. Notwithstanding the foregoing, Purchaser shall not perform any subsurface investigation of any Business Real Property (such as soil, soil vapor, or groundwater sampling) or collect samples of any other environmental media at the Business Real Property (including indoor or outdoor air, drinking water, or building materials) without Owner’s prior written permission. As permitted by applicable Law, Owner shall have the right to have a Representative present during any inspections, interviews, and examinations conducted at the offices or facilities owned or leased by the Companies.

Section 5.2 Owner Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, Owner shall, and shall cause each Company to, operate the Company Business in the Ordinary Course of Business. Consistent with the foregoing, Owner shall cause each Company to keep and maintain the assets of each Company in good operating condition and repair and to use its commercially reasonable efforts consistent with good business practice to maintain the business organization of each Company intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors, and others having business relations with each Company. Owner shall not, and shall not permit any Company to, take any action that would, or that reasonably would be expected to, result in any of the conditions to Closing set forth in ARTICLE VII not being satisfied. Without limiting the generality of the foregoing, except as set forth on Schedule 5.2 or to the extent Purchaser otherwise Consents in writing, prior to the Closing, Owner shall not, and shall cause each Company not to:

(a) amend the Organizational Documents of any Company;

(b) (i) issue or sell any Equity Interests of any Company except under the Purchase Agreement and pursuant to the Pre-Closing Restructuring, (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any Equity Interests of any Company, or (iii) split, combine, reclassify, cancel, redeem, or repurchase any Equity Interests of any Company;

(c) sell, lease, transfer, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any material properties or assets of any Company, or used, held for use or useful in the operation of the Company Business, other than non-exclusive licenses of Business Intellectual Property in the Ordinary Course of Business;

(d) excluding Equipment and Truck Indebtedness, make any capital expenditures in an aggregate amount of more than Fifty Thousand Dollars ($50,000);

(e) excluding Equipment and Truck Indebtedness, create, incur, guarantee, or assume Company Indebtedness in an aggregate amount of more than Fifty Thousand Dollars ($50,000);

(f) enter into any transaction between any Company, on the one hand, and Owner or any Affiliate of Owner, on the other hand, that (i) is not on an arm’s-length basis or (ii) would be binding on any Company or the Company Business after the Closing;

(g) make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);

(h) acquire any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(i) create any Subsidiary;

(j) enter into any new line of business;

(k) grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any Employee or consultant, in each case except (i) base salary or hourly wage increases for Employees or consultants with annual compensation of less than One Hundred Thousand Dollars ($100,000) in the Ordinary Course of Business, (ii) as required by Law, or (iii) as required by the terms of any existing Contract, Company Benefit Plan, or collective bargaining agreement set forth on Schedule 3.14(a) in effect as of the date hereof;

(l) (i) adopt, enter into, amend or terminate any Company Benefit Plan, except immaterial amendments in the Ordinary Course of Business in connection with a renewal thereof, (ii) grant any equity or equity-based award, or (iii) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan, in each case except (x) as required by Law, or (y) as required by the terms of any existing Contract, or Company Benefit Plan;

(m) hire or engage any employee who would be an Employee or consultant with aggregate annual compensation in excess of One Hundred Thousand Dollars ($100,000), or terminate any Employee or consultant other than for cause, other than, in each case, to truck drivers to the extent that such aggregate annual compensation is consistent with prior packages given to other truck drivers by any Company;

(n) except as contemplated by Section 5.11, (i) amend or modify in any material respect any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (ii) terminate, not renew, or extend any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, or (iii) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, provided that this provision shall not prevent any Company from entering into or modifying any customer contract in the Ordinary Course of Business;

(o) make any change in any accounting principle, policy, or procedure used by any Company or the Company Business (other than regarding Taxes, which shall be governed by paragraph (p) below), other than changes required by GAAP or applicable Law;

(p) except in connection with the Pre-Closing Restructuring, make or change any material Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any agreement with respect to Taxes with any Governmental Authority (including a closing agreement under Section 7121 of the Code), settle any Tax claim or assessment, surrender any right to claim a refund for Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, make any voluntary Tax amnesty or similar filing or adopt or change any accounting principle, policy, or procedure used by any Company regarding Taxes;

(q) accelerate or delay collection of any notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(r) delay or accelerate payment of any Accounts Payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the Ordinary Course of Business;

(s) offer any rebates, discounts, commissions, incentives, or inducements for the purchase of products or services that are materially different from those rebates, discounts, commissions, incentives or inducements offered by any Company in the Ordinary Course of Business, or engage in any form of “channel stuffing” or other activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for any Company’s products and services following the Closing;

(t) make any material change in any Company’s general pricing practices or policies or any change in any Company’s credit or allowance practices or policies other than as in the Ordinary Course of Business;

(u) except for distributions to Owner in an amount not to exceed Three Hundred Sixty Two Thousand Dollars ($362,000) in the aggregate, declare, set aside, or pay any dividend or any other distribution with respect to the Contributed Equity Interests;

(v) make any changes in its accounting systems, policies or practices;

(w) (i) settle or commence any material Proceeding or (ii) cancel any other debts owed to or claims held by any Company other than, in the case of this sub-clause (ii), in the Ordinary Course of Business;

(x) waive, abandon, or otherwise dispose of any rights in or to any material Business Intellectual Property, other than non-exclusive licenses of Business Intellectual Property in the Ordinary Course of Business;

(y) adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or

(z) agree to do, approve, or authorize any of the foregoing.

Section 5.3 Purchaser Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, Purchaser shall, and shall cause each of its Subsidiaries to, keep and maintain its assets in good operating condition and repair and to use its commercially reasonable efforts consistent with good business practice to maintain its business organization intact and to preserve the goodwill of the contractors, employees, and others having business relations of each of Purchaser and its Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Schedule 5.3 or to the extent Owner and Seller otherwise Consent in writing, prior to the Closing, Purchaser shall not, and shall cause each Subsidiary not to, conduct any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) those that are administrative, ministerial or otherwise immaterial in nature, and/or (c) in furtherance of consummating the Combination Transactions. Notwithstanding anything to the contrary in this Agreement, but subject to Section 2.1 (which, for the avoidance of doubt, shall not constitute any actions taken by Purchaser or any of its Subsidiaries to decrease Owner’s and Seller’s ownership in Purchaser in any respect), Purchaser shall not, and shall cause each of its Subsidiaries not to, take any action that would result in Owner and Seller, in the aggregate, having an ownership percentage (including the Holdback Shares) in Purchaser, immediately after the consummation of the Combination Agreements, and giving effect to the IPO (assuming an issuance of 13,333,333 shares of Purchaser Common Stock at an IPO Share Price of $15.00), of less than nine percent (9%); provided, however, that (x) such percentage shall be proportionately adjusted downward to the extent there are any Transaction Expenses payable under this Agreement and/or the Closing Date Indebtedness exceeds the Target Closing Date Indebtedness (and was not satisfied under the Purchase Agreement), and (y) the foregoing shall not be deemed to be a covenant or agreement by Purchaser that (i) there is a firm commitment, binding agreement, promise or other assurance of any kind, whether express or implied, and whether oral or written, that the Registration Statement will become effective or that the IPO pursuant the Registration Statement will occur at a particular price or within a particular range of prices or occur at all and/or that (ii) Purchaser or any of its officers, directors, agents or representatives, nor any underwriters, will have any liability to Owner or the Company for any failure of the Registration Statement to become effective or any failure of the IPO to occur at a particular price or within a particular range of prices or to occur at all.

Section 5.4 Consents and Approvals.

(a) On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable after the date of this Agreement, including taking all reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, (ii) to obtain all Consents from third parties necessary or appropriate to permit the consummation of the Transactions, and (iii) to obtain or make each Consent of or with a Governmental Authority that, if not obtained or made, would adversely affect the ability of the Parties to consummate the Transactions; provided, however, that neither Party shall have any obligation to offer or pay any consideration (or incur any obligation) in order to obtain any such Consents; and provided, further, that Owner shall not make any agreement or understanding affecting the Contributed Equity Interests, any Company or the Business as a condition for obtaining any such Consents except with the prior written Consent of Purchaser.

(b) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.4, the Parties shall (i) cooperate and consult with each other in (A) determining, as promptly as possible, whether any filings or notifications are required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders are required to be obtained from, any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and notifications and timely seeking all such actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders, (ii) respond promptly to inquiries from any Governmental Authority in connection with any filings or notifications made pursuant to this Section 5.4 and supply as promptly as practicable, and (iii) subject to the provisos in Section 5.4(a) above, use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions.

(c) As soon as practicable, each Party shall, or shall cause its applicable Affiliate to, use its reasonable best efforts in cooperation with the other Party to take any action (including submitting relevant applications and supplementary information) that may be necessary or required by an applicable Governmental Authority to amend, modify, or apply for the transfer or replacement of the Permits set forth on Schedule 3.13 in the name of any Company or Purchaser, as appropriate, effective as of the Closing or as promptly thereafter as practicable. Until any such amendment, modification, transfer or replacement of the Permits set forth on Schedule 3.13 becomes effective, Owner shall, or shall cause its Affiliates to, use its reasonable best efforts to preserve and maintain the status of the Permits as in effect immediately prior to the Closing and the Company Business, Purchaser and each Company shall have the right to operate under such Permits.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.4, subject to applicable legal limitations, each Party agrees to (i) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (ii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such Transactions, (iii) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the Transactions, and (iv) consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it gives the other Party the opportunity to attend and observe, provided the Governmental Authority agrees to allow the other Party to attend. Each Party shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4(d) in a manner so as to preserve any applicable privilege.

(e) Owner shall furnish or cause to be furnished to Purchaser all information concerning each Company that may be reasonably required or requested for inclusion in the Registration Statement, including required financial statements (including pro forma financial statements) of the Business prepared in accordance with SEC guidance including the requirements of Regulation S-X and a related Consent from the Company Business’s independent public accountants, and will cooperate with Purchaser, and the Underwriters in the preparation of the Registration Statement and the prospectus included in the Registration Statement, and otherwise cooperate with Purchaser in its due diligence activities in preparation of the Registration Statement.

(f) If at any time during the period in which a prospectus relating to the IPO is required to be delivered under the Securities Act, any information contained in the prospectus concerning Owner, Seller or any Company becomes inaccurate or incomplete in any material respect, Owner shall promptly so advise Purchaser and provide the information necessary to correct any such inaccuracy or to complete any such incomplete information. Purchaser shall give the Owner, Seller and Companies an opportunity to review and comment on the Registration Statement and all amendments prior to them being filed. Each of Purchaser and Owner shall cooperate on any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(g) As requested by Purchaser, the Companies and Owner shall cooperate in the audit of their financial statements by Purchaser’s accountants (allocated as set forth in Section 10.1) in preparation of the Registration Statement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither any Party nor its respective Affiliates shall be required to (i) propose, offer, commit, agree, or consent to (A) sell, divest, lease, license, transfer, hold separate, or otherwise dispose of any assets, businesses, products or product lines of such Party, any of its Affiliates, or any Company, (B) terminate, amend, or modify any existing relationships, ventures, contractual rights or Liabilities of such Party, any of its Affiliates, or any Company, or (C) take or agree to take any action that after the Closing would limit the freedom of such Party, any of its Affiliates, or any Company with respect to, or its ability to retain, one or more of its or its Affiliates’ (including the Companies’) businesses, product lines, or assets, (ii) contest, defend, or resist any Proceeding brought or threatened to be brought challenging or seeking to enjoin, restrain, prohibit, or otherwise make illegal any of the Transactions, or (iii) appeal or seek to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that enjoins, restrains, prohibits, or otherwise makes illegal any of the Transactions.

Section 5.5 Publicity. Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the Transactions shall be issued by any Party or any Affiliate or Representative of such Party, without the advance written Consent of the other Party. Purchaser shall be permitted to make disclosures concerning this Agreement and the other Related Agreements and the Transactions (a) to prospective investors and lenders in connection with financings and acquisitions that it is contemplating; and (b) as required by any Governmental Authority, including pursuant to any applicable securities exchange rules. Owner, Seller and each Company shall be permitted to make disclosures concerning this Agreement and the other Related Agreements and the Transactions (x) to its lenders in connection with the payoff of any existing Company Indebtedness; and (y) as required by any Governmental Authority.

Section 5.6 Notification of Certain Matters. From the date of this Agreement until the Closing Date, each Party shall give the other Party prompt written notice of: (a) any event, change, or occurrence that (i) causes, or would reasonably be expected to cause, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) causes, or would reasonably be expected to cause, such Party to fail to perform or comply with in any material respect any covenant or agreement of such party in this Agreement; (b) any Proceeding commenced or, to Owner’s Knowledge or Purchaser’s Knowledge, as applicable, threatened against or otherwise affecting such Party with respect to the Transactions; and (c) any changes to the composition of the post-Closing Board of Directors of Purchaser and/or the post-Closing officers of Purchaser. No such notification will affect any of the representations, warranties, covenants, agreements, rights, or remedies of the Parties contained in this Agreement.

Section 5.7 Exclusivity. From the date of this Agreement until the Closing Date, Owner shall not, and shall cause each Company not to, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any other Person relating to a potential business combination with or acquisition of any Company or the Company Business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of any Company (a “Competing Transaction”), (b) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, or (c) provide information regarding any Company or the Company Business to, or enter into or agree to enter into any Contract with, any Person, other than Purchaser and its Representatives, in connection with a possible Competing Transaction with such Person. Owner shall, and shall cause its Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. Owner shall immediately advise Purchaser orally and in writing of the receipt by Owner or any of its Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

Section 5.8 Insurance. Each Company and Owner shall keep, or cause to be kept, all of the Insurance Policies set forth on Schedule 3.24, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

Section 5.9 Intercompany Accounts and Contracts. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, Owner shall take (or cause the Companies or one or more of their other Affiliates to take) such actions as are necessary to (a) settle, effective as of or prior to the Closing, all intercompany accounts (except for Contracts between or among a Company and any other Company) so that, as of the Closing, there are no intercompany Liabilities, fees, payables, or receivables between any Company, on the one hand, and Owner or any of its Affiliates, on the other hand, and (b) terminate, effective as of the Closing, all intercompany Contracts (or portions thereof), services, support, and other arrangements, whether written or oral (except for the Contracts between or among a Company and any other Company and except set forth on Schedule 5.9), between the Company, on the one hand, and Owner or any of its Affiliates, on the other hand, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contracts (or portions thereof), services, support, or arrangements.

Section 5.10 Resignations. On or prior to the Closing Date, Owner shall cause each officer and director of each Company requested by Purchaser to tender his or her resignation from such position effective as of the Closing.

Section 5.11 Underwriter Lock-Up Agreement. Prior to the initial public filing of the Registration Statement, Owner shall sign the form of lock-up agreement provided by the Underwriters, expressly conditioned on (i) such form of lock-up agreement containing customary terms and conditions and (ii) such lock-up agreement also being executed by Ross Berner, Mark McKinney and their Affiliates. The shareholders or other equity interest holders of each other Combining Companies also have an obligation to sign such form of lock-up agreement provided by the Underwriters in their respective Combination Agreements.

Section 5.12 Initial Founders Lock-Up Agreement. The Initial Founders shall each sign, prior to the IPO, a lock-up agreement pursuant to which the restriction applying to the first fifty percent (50%) of each Initial Founder’s shares shall expire six (6) months following the IPO and the remaining restriction applying to the other fifty percent (50%) of each Initial Founder’s shares shall expire nine (9) months following the date of the IPO.

Section 5.13 Pre-Closing Restructuring. Prior to the Closing, Owner shall take all actions reasonably necessary to effect the Pre-Closing Restructuring pursuant to documentation in form and substance reasonably satisfactory to Purchaser. Promptly following the Seller Formation, and in any event no later than at least one Business Day prior to the Closing Date, Owner shall cause Seller to execute and deliver to Purchaser a Joinder Agreement.

Section 5.14 Mortgage Guaranty. Prior to the Closing, Owner shall use commercially reasonable efforts to procure the release of the DAS and NEF from all guarantees, indemnities, comfort letters, securities or other arrangements given by any of them in respect of JTS Realty Investment Company, LLC, as expressly set forth in the JTS Mortgage.

Section 5.15 Business Qualification. Prior to the Closing, Owner shall cause DAS to take all actions reasonably necessary to obtain the license, registration or qualification to do business in each of the jurisdictions set forth on Schedule 3.1(a).

ARTICLE VI.
ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Taxes.

(a) Tax Returns.

(i) Owner shall, at its expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns of each Acquired Company for all taxable periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. All such Tax Returns shall be prepared and filed in a manner that is consistent with the past practices of such Acquired Company, unless otherwise required by applicable Law. No later than thirty (30) days prior to the due date for filing any such Tax Return, Owner shall deliver or cause to be delivered to Purchaser a draft of such Tax Return for Purchaser’s review, comment and consent (such consent shall not be unreasonably withheld, delayed or conditioned). If Purchaser disputes any item on such Tax Return, it shall notify Owner (by written notice within fifteen (15) days of receipt of such draft of such Tax Return) of such disputed item (or items), the basis for its objection, and the proposed revisions, and any dispute shall be resolved (and such Tax Return filed) pursuant to the provisions of Section 6.1(a)(iii). If Purchaser does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 6.1(a)(i). Owner or Seller, as applicable, shall timely pay or cause to be timely paid all Taxes due and payable with respect to such Tax Returns, except to the extent such Taxes were previously included in the calculation of Indebtedness.

(ii) Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns of each Acquired Company for all Straddle Periods. All such Tax Returns shall be prepared and filed in a manner that is consistent with the past practices of such Acquired Company, unless otherwise required by applicable Law. No later than thirty (30) days prior to the due date for filing any such Tax Return for a Pre-Closing Tax Period, Purchaser shall deliver or cause to be delivered to Owner a draft of such Tax Return (and Purchaser’s calculation of Seller’s or Owner’s share of any Taxes of the applicable Acquired Company with respect to such Tax Return) for Owner’s review, comment and consent (such consent shall not be unreasonably withheld, delayed or conditioned). If Owner disputes any item on such Tax Return, it shall notify Purchaser (by written notice within fifteen (15) days of receipt of such Tax Return and calculation) of such disputed item (or items), the basis for its objection and the proposed revisions, and any dispute shall be resolved (and such Tax Return filed) pursuant to the provisions of Section 6.1(a)(iii). If Owner does not object by written notice within such period, such draft of such Tax Return and calculation of Seller’s or Owner’s share of any Taxes of the applicable Acquired Company with respect to such Tax Return shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 6.1(a)(ii). Owner shall pay, or cause to be paid, Seller and Owner’s share of such Taxes to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such Straddle Period, except to the extent such Taxes were previously included in the calculation of Indebtedness.

(iii) Purchaser and Owner shall act in good faith to resolve any dispute prior to the due date of any Tax Return described in Section 6.1(a)(i) or Section 6.1(a)(ii). If Purchaser and Owner cannot resolve any disputed item(s) with respect to any such Tax Return with a period of fifteen (15) days following the receipt of a written notice of such disputed item(s) pursuant to Section 6.1(a)(i) or Section 6.1(a)(ii), as the case may be, the item(s) in question shall be finally and conclusively resolved by the Accounting Firm in accordance with the principles of the dispute resolution procedure set forth in Section 2.3(c). Seller or Owner (as the case may be) and Purchaser shall sign and timely file, or cause to be signed and timely filed, such Tax Return reflecting the final resolution by the Accounting Firm of any such dispute. Notwithstanding the foregoing, in the event that the Accounting Firm has not resolved the dispute by the applicable due date of a Tax Return, the Parties shall file, or cause to be filed, such Tax Return in such manner as Owner (in the case of any Tax Return described in Section 6.1(a)(i)) or Purchaser (in the case of any Tax Return described in Section 6.1(a)(ii)) reasonably determines under applicable Law, and the Parties shall amend such Tax Returns to the extent necessary to conform to the Accounting Firm’s final determination.

(b) Straddle Period.

(i) For any Straddle Period, for purposes of this Agreement, Taxes shall be attributable to the portion of such period ending on the Closing Date in an amount equal to: (i) in the case of any gross receipts, income, payroll, sales, or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Company Business at the end of the Closing Date and (ii) in the case of any Taxes other than gross receipts, income, or similar Taxes, the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(ii) To the maximum extent permitted by applicable Law, all deductible Transaction Expenses shall be claimed in and allocated to taxable periods ending on or before the Closing Date.

(c) Cooperation on Tax Matters. After the Closing, Seller, Owner and Purchaser shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires one Party to provide necessary information, records, and documents relating to the any Company to the other Party; provided that no Party shall have any obligation to provide or furnish to the other Party any part of any income Tax Return or, in the case of Purchaser, any consolidated, combined or unitary group Tax Return (including any work papers or related documentation) that does not specifically relate to any Company. Seller, Owner and Purchaser shall cooperate in the same manner in defending or resolving any audit, examination, or litigation relating to Taxes. Each of Seller, Owner and Purchaser shall retain all Tax Returns and other documents in its possession relating to Tax matters with respect to each Company for any taxable period (or portion thereof) that begins prior to the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and documents relate.

(d) Transfer Taxes. Purchaser shall pay fifty percent (50%), on the one hand, and Seller and Owner shall jointly and severally pay fifty percent (50%), on the other, of any Transfer Taxes, and the Party required by applicable Law to file any Tax Return related to Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the other Party shall join in the execution of any such Tax Returns and other documentation. The Party responsible for filing any such Tax Returns shall provide to the other Party evidence of timely filing and payment of all such Transfer Taxes. All expenses incurred in connection with the preparation and filing of any applicable Tax Return with respect to Transfer Taxes shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller and Owner.

(e) Tax Sharing Agreements. All Tax Sharing Agreements with respect to or involving any Acquired Company shall be terminated as of the Closing Date and, after the Closing Date, neither Purchaser nor any Acquired Company shall be bound thereby or have any liability thereunder.

(f) Intended Tax Treatment. It is intended that the contribution of the Contributed Equity Interests by Seller and Owner to Purchaser pursuant to this Agreement, concurrently with and as part of a single integrated transaction that includes the IPO of Purchaser Common Stock and the issuance of Purchaser Common Stock pursuant to the Combination Agreements, shall be treated as a contribution pursuant to Section 351(a) of the Code (and any corresponding provisions of applicable state and local Tax Law). Each of the Parties shall (and shall cause its Affiliates to), unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), prepare and file all Tax Returns in a manner consistent with this Section 6.1(f), and take no position in any Tax Return, audit, proceeding or otherwise relating to Taxes that is inconsistent with this Section 6.1(f).

(g) Refunds and Credits. Any refunds of Taxes, plus any interest attributable thereto, that are actually received by Purchaser (or its Affiliates) or any Acquired Company, plus any interest attributable thereto, to which Purchaser (or its Affiliates) or any Acquired Company become entitled, that relate to Pre-Closing Tax Periods (such refund for a Straddle Period to be allocated in accordance with the principles of Section 6.1(b)), shall be for the account of Seller or Owner (as the case may be), and Purchaser shall pay (or cause to be paid) to Seller or Owner (as the case may be) in immediately available funds any such refund within fifteen (15) days after receipt or entitlement thereto (or utilization thereof). For purposes of this Section 6.1(g), Purchaser (or its Affiliates) and any Acquired Company shall be deemed to have received a refund of Taxes to the extent that Purchaser (or its Affiliates) or any Acquired Company elects to apply such refund, which it would otherwise have been entitled to receive, to offset or reduce Taxes relating to any period (or portion of any Straddle Period), determined in accordance with the principles of Section 6.1(b) beginning after the Closing Date. Purchaser shall, and shall cause its Affiliates (including each Acquired Company), to reasonably cooperate with Seller and Owner in obtaining refunds (or any Tax credits in lieu thereof) with respect to each Acquired Company relating to Pre-Closing Tax Periods (including through the amendment of Tax Returns). In the event that Purchaser (or its Affiliates) or any Acquired Company is subsequently required to pay to any Governmental Authority any amount paid to Seller or Owner pursuant to this Section 6.1(g), Seller or Owner (as the case may be) shall promptly repay such amount, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Purchaser.

(h) Tax Claims. Purchaser shall deliver a written notice to Seller (in the case of a Tax Claim with respect to DAS) or Owner (in the case of a Tax Claim with respect to NEF or DAB) in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of any Acquired Company for which Seller and/or Owner may be liable (“Tax Claim”) and shall describe in reasonable detail (to the extent known by Purchaser or any Acquired Company) the facts constituting the basis for such Tax Claim, the nature of the relief sought, and the amount of the claimed losses, if any (the “Tax Claim Notice”).

(i) With respect to Tax Claims for Taxes of any Acquired Company with respect to a taxable period ending on or prior to the Closing Date, Seller (in the case of a Tax Claim with respect to DAS) or Owner (in the case of a Tax Claim with respect to NEF or DAB) may elect to assume and control the defense of such Tax Claim by written notice to Purchaser within thirty (30) days after delivery by Purchaser to Seller or Owner (as applicable) of the Tax Claim Notice. If Seller or Owner, as applicable, elects to assume and control the defense of such Tax Claim, it (A) shall bear its own costs and expenses, (B) shall be entitled to engage its own counsel, and (C) may (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority, (2) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit, or (3) contest, settle or compromise the Tax Claim in any permissible manner; provided that with respect to a Tax Claim that Seller or Owner (as applicable) reasonably determines could adversely affect Purchaser (or its Affiliates) in a Post-Closing Tax Period, Seller or Owner (as the case may be) shall obtain the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall (and shall cause its Affiliates, including each Acquired Company to) cooperate with Seller or Owner (as the case may be) in pursuing such Tax Claim (including by providing appropriate powers of attorney and executing any and all agreements, instruments and other documents that are necessary or appropriate in connection with the settlement or compromise of any Tax Claim). If Seller or Owner elects to assume the defense of any Tax Claim, Seller or Owner (as the case may be) shall keep Purchaser reasonably informed of the progress of any such Tax Claim, and Purchaser shall have the right to participate in (but not control) the defense of such Tax Claim at its own cost and expense. If Seller or Owner (as applicable) determines that a Tax Claim would not adversely affect Purchaser in a Post-Closing Tax Period and therefore does not require obtaining Purchaser’s prior written consent to contest, settle or compromise a Tax Claim, Seller or Owner (as the case may be) shall provide written confirmation to Purchaser of its obligation pursuant to ARTICLE IX to indemnify Purchaser with respect to any Indemnified Taxes relating to such Tax Claim within ten (10) days of entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim.

(ii) In connection with any Tax Claim that relates to Taxes of any Acquired Company with respect to a taxable period ending on or prior to the Closing Date that Seller or Owner (as the case may be) does not elect to control pursuant to Section 6.1(h)(i), or with respect to any Straddle Period, such Tax Claim shall be controlled by Purchaser (at its own cost and expense) and Seller (in the case of a Tax Claim with respect to DAS) or Owner (in the case of a Tax Claim with respect to NEF or DAB) agrees to cooperate with Purchaser in pursuing such Tax Claim; provided, however, that none of Purchaser or its Affiliates (including each Acquired Company) shall enter into any settlement or compromise with respect to any such Tax Claim without the prior written consent of Seller or Owner (as the case may be), which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any Tax Claim that is described in this Section 6.1(h)(ii), and controlled by Purchaser, Purchaser shall keep Seller or Owner (as applicable) reasonably informed of all material developments and events relating to such Tax Claim and, at its own cost and expense, Seller or Owner (as applicable)shall have the right to participate in (but not control) the defense of such Tax Claim.

(i) Prohibited Tax Actions. Without the written consent of Seller or Owner (as applicable), which consent shall not be unreasonably withheld, conditioned, or delayed, Purchaser and its Affiliates (including any Acquired Company) shall not voluntarily disclose any item or advocate any position in any Tax-related audit, administrative proceeding or judicial proceeding that reasonably would be expected to result in Taxes payable by Seller or Owner (as applicable) with respect to a Pre-Closing Tax Period or any Straddle Period, in each case for or with respect to any Acquired Company.

Section 6.2 Books and Records; Access and Assistance.

(a) On the Closing Date, Owner and Seller shall deliver or cause to be delivered to the applicable Company any Business Records and other accounting, legal, auditing, Tax, and other books and records of the Company Business relating to (i) the conduct of the Company Business or (ii) the ownership of such Company, in each case prior to the Closing Date, that are not otherwise in the possession of such Company.

(b) For a period of seven (7) years after the Closing Date, the applicable Company shall retain, or cause a Subsidiary to retain, all Business Records and other accounting, legal, auditing, Tax, and other books and records of the Company Business relating to (i) the conduct of the Company Business or (ii) the ownership of such Company, in each case prior to the Closing Date. Notwithstanding the foregoing, any Company may dispose of any such Business Records or other books and records during such seven (7) year period if the same are first are offered in writing to Owner and Seller and not accepted by Owner and Seller within thirty (30) days of such offer.

(c) After the Closing Date, the Companies shall permit Owner, Seller and their respective Representatives to have reasonable access to, and to inspect and copy, at Owner and/or Seller’s expense, any Business Records and other books and records referred to in Section 6.2(b) that Owner or Seller require for financial reporting, or accounting purposes. Owner and Seller shall keep confidential all such Business Records and other books and records in accordance with Section 6.3(b).

(d) If after the Closing either Party is contesting or defending against any Proceeding, hearing, investigation, claim, or demand relating to (i) any Transaction or (ii) any fact, situation, condition, event, action, failure to act, or transaction occurring prior to the Closing Date involving any Company or the Company Business, the other Party shall (A) fully cooperate with the contesting or defending party and its counsel in, and assist the contesting or defending party and its counsel with, the contest or defense, (B) make available such other Party’s personnel (including for purposes of fact finding, consultation, interviews, depositions, and, if required, as witnesses), and (C) provide such information, testimony, and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending Party; provided, however, that the foregoing shall not apply to any matter for which the contesting or defending Party is seeking indemnification under ARTICLE IX or involving a dispute between the Parties.

Section 6.3 Confidentiality.

(a) Purchaser acknowledges that the information being provided to it in connection with the Transactions is subject to the Confidentiality Agreement. Effective upon the Closing, and without further action by any Party, the Confidentiality Agreement shall terminate.

(b) Following the Closing, Owner shall, and shall cause its Affiliates to, keep confidential all information relating to any Company, and the Company Business, except to the extent such information is required to be disclosed by applicable Law, in which case Owner and Seller shall (i) provide Purchaser with prompt written notice of such requirement so that Purchaser may seek an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 6.3(b), (ii) cooperate with Purchaser, at Purchaser’s expense, to obtain such protective order or other remedy, (iii) disclose only the portion of that information Owner, Seller or their respective Representatives are advised in writing by its counsel is legally required to be disclosed, (iv) before making any disclosure, provide Purchaser with the text of the proposed disclosure and consider in good faith Purchaser’s suggestions concerning the scope and content of the information to be disclosed, and (v) use its commercially reasonable efforts to preserve the confidentiality of all information so disclosed.

(c) Effective as of the Closing, Owner and Seller hereby assign to Purchaser all of their rights under all confidentiality agreements entered into by Owner and Seller with any Person in connection with the proposed sale of any of the Companies, to the extent such rights relate to any Company, or the Company Business and are assignable. Owner and Seller shall hold, maintain, and, upon Purchaser’s request and at its expense, enforce any such rights that are not assignable. At the Closing, Owner and Seller shall deliver to Purchaser all confidentiality agreements entered into by them with any Person in connection with the proposed sale.

Section 6.4 Agreement Not to Compete or Solicit.

(a) In furtherance of the contribution of the Contributed Equity Interests to Purchaser under this Agreement and to more effectively protect the value and goodwill of each Company and the Business represented thereby, Owner covenants and agrees that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Owner shall not, and shall cause its Affiliates not to, directly or indirectly:

(i) own, manage, operate, control, participate in, consult or perform services for, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, or otherwise, any business competitive with the Business (“Competitive Business”) anywhere in the United States. For the avoidance of doubt, “Competitive Business” shall not include (A) activities in the automobile towing service industry of no more than two (2) passenger automobiles per towing vehicle, (B) subcontracting on behalf of the Combining Company or (C) hauling or transportation of industrial, construction, or other equipment (other than passenger automobiles);

(ii) (A) induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, or other business relation of any Company or the Business to cease doing business with any Company or the Business or (B) in any way adversely interfere with the relationship between any Company or the Business, on the one hand, and any customer, vendor, supplier, licensor, licensee, or other business relation of any Company or the Business, on the other hand; or

(iii) (A) induce, encourage, solicit or recruit, or attempt to solicit or recruit, any officer, employee, independent contractor, representative, or agent of any Company or any Employee to leave the employ of the Business or any Company or (B) hire any such individual.

(b) Notwithstanding the foregoing, (i) nothing in Section 6.4(a) shall prohibit Owner or its Affiliates from being a passive owner of not more than five percent (5%) of the outstanding Equity Interests of any Person, so long as Owner and its Affiliates have no active participation in the business of such Person, and (ii) nothing in Section 6.4(a)(iii) shall prohibit Owner or its Affiliates from (A) making general employment solicitations, not specifically directed at employees of the Business or any Company, and hiring any individuals who respond to such solicitations or (B) soliciting, recruiting, or hiring any individual who has separated from employment with the Business or any Company more than six (6) months prior to the date of such solicitation, recruitment or hiring, so long as Owner and its Affiliates did not have any contact with such individual in violation of Section 6.4(a)(iii) prior to the end of such individual’s employment with the Business or any Company.

(c) Owner acknowledges and agrees that (i) the covenants set forth in this Section 6.4 are reasonable in geographical and temporal scope and in all other respects, (ii) Purchaser would not have entered into this Agreement and the Related Agreements but for the covenants of Owner contained herein, (iii) the covenants contained herein have been made in order to induce Purchaser to enter into this Agreement from which Owner will receive substantial benefit, and (iv) if, at the time of enforcement of the covenants set forth in this Section 6.4, a court shall hold that the duration, scope, or area restrictions stated therein are unreasonable under circumstances then existing or are too onerous and are not necessary for the protection of Purchaser, the Parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be instituted for the stated duration, scope, or area or that such court may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect Purchaser.

(d) Owner agrees that the remedies at law for any breach of the provisions of this Section 6.4 would be inadequate and that, in addition to any other remedies that Purchaser may have, Purchaser shall be entitled to seek temporary and permanent injunctive relief. To the extent that any part of this Section 6.4 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable.

Section 6.5 Release. Effective as of the Closing, Owner, for itself and on behalf of its Affiliates, and each of its and their respective successors, assigns, heirs, and executors (each, a “Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has, may have, or may assert now or in the future against any Company or any current or former officer, director, manager, employee, agent, or representative of any Company, or any of the Companies’ successors or assigns arising out of, based upon, or resulting from any Contract, transaction, event, circumstance, action, failure to act, occurrence, or omission of any sort or type, whether known or unknown, since the formation of any Company to the Closing Date. Notwithstanding the foregoing, nothing in this Section 6.5 shall be deemed to release or waive any rights or remedies of any Releasor under (i) this Agreement or the Related Agreements, (ii) the organizational documents of any Company, or (iii) any insurance policies of any Company.

Section 6.6 Removal of Guarantees. Following the Closing, Purchaser shall use commercially reasonable efforts (and shall bear all costs and expenses related thereto) to cause the guarantees set forth on Schedule 6.6 that are not terminated in full prior to, or at, the Closing to be terminated in full as promptly as practicable, but no later than the day that is ninety (90) days following the Closing, unless a guarantee or the applicable loan documents require a longer time period for such guarantee to be terminated or replaced. Furthermore, as promptly as practicable after the date of this Agreement, Owner and Seller shall use reasonable efforts and will cooperate with Purchaser to have any guarantees set forth on Schedule 6.6 transferred to Purchaser (or one of its Affiliates) or terminated effective as of the Closing.

Section 6.7 Employee Matters.

(a) Purchaser intends to continue the employment of the Employees after the Closing Date. For a period commencing on the Closing and ending on the one (1)-year anniversary of the Closing Date (but not beyond the termination of the relevant employee if sooner), Purchaser shall, or shall cause one of its direct or indirect Subsidiaries (including, following the Closing, any Company) to, provide the Employees with (i) employment at a base salary or wage rate and bonus opportunities (other than change in control, retention, equity or equity-based or one-time bonuses) that are, in the aggregate, no less than the base salary or wage rate and bonus opportunities (other than change in control, retention, equity or equity-based or one-time bonuses) as in effect with respect to such Employee immediately prior to the Closing, and (ii) benefits to the Employees that are substantially comparable to the benefits provided to the Employees immediately prior to the Closing; provided, however, that if deemed advisable by Purchaser in response to any global, national or local pandemic or similar event, Purchaser may change the compensation, benefits and/or other terms and/or conditions of employment of any Employee consistent with business needs, and no such action shall be treated as a breach of this Section 6.7(a). For eligibility, vesting, and benefit accrual purposes under the employee benefit plans of Purchaser and its Affiliates providing benefits to each Company’s Employees after the Closing Date, Purchaser shall use commercially reasonable efforts to credit each Company’s Employees with his or her years of service with the Companies before the Closing Date, to the same extent as such Person was entitled before the Closing Date to such credit under a corresponding Company Benefit Plan; provided, however, that the foregoing shall not apply (i) to the extent such credit would result in a duplication of benefits, or (ii) with respect to retiree medical, defined benefit pension plans, or for purposes of qualifying for subsidized early retirement benefits. Except as otherwise set forth in this Section 6.7 or as may be specifically required by applicable Law, Purchaser shall not be obligated to require any Company to continue to provide any particular type of employee benefits or compensation to any Employee. To the extent applicable for the plan year in which the Closing occurs, Purchaser shall use or shall cause its Affiliates to use commercially reasonable efforts to (a) waive all waiting periods, pre-existing condition exclusions, actively-at-work and evidence of insurability requirements that would otherwise be applicable to an Employee dependent to the same extent as such requirements were no longer applicable under a corresponding Company Benefit Plan; and (b) provide each Employee and his or her eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Closing under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Closing Date) in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any benefit plan of Purchaser or its Affiliates in which such Employee participates.

(b) Nothing contained in this Section 6.7 shall (i) confer any rights, remedies or claims (including third-party beneficiary rights) upon any Employee or any other Person, (ii) be considered or deemed an establishment or amendment or termination of any Company Benefit Plan or any other benefit or compensation plan, program, agreement, policy or arrangement, (iii) guarantee continued employment or service or any particular term or condition of employment or service for any Person or limit the ability of Purchaser or any of its Affiliates (including each Company and its Subsidiaries after the Closing) to terminate the employment or service of any Person at any time and for any or no reason, or (iv) limit the ability of Purchaser or any of its Affiliates (including each Company and its Subsidiaries after the Closing) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement after the Closing (including any Company Benefit Plan).

ARTICLE VII.
CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction (or waiver by each of Owner and Purchaser) of the following conditions as of the Closing Date:

(a) Injunction. No Governmental Authority shall have entered or issued any Order preventing, enjoining, or making illegal the consummation of any of the Transactions and no Law shall have been enacted or shall be deemed applicable to any of the Transactions which makes the consummation of any of such Transactions illegal.

(b) Registration Statement. The Registration Statement has been declared effective.

(c) IPO Share Price. The IPO Share Price shall be not less than $12.75 per share and the gross proceeds of the IPO, excluding any proceeds attributable to the overallotment option, shall be not less than $200,000,000.

(d) Other Closings. Closings of the other Combination Agreements (including, for the avoidance of doubt, the closing of the transactions contemplated by the Purchase Agreement) and the IPO shall have each taken place concurrently with the Closing of this Agreement.

Section 7.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction (or waiver by Purchaser) of the following additional conditions as of the Closing Date:

(a) Representations and Warranties. Each of the Fundamental Representations of Owner shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of Owner set forth in ARTICLE III (disregarding all qualifications as to materiality or Material Adverse Effect set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date).

(b) Performance of Obligations. Owner and Seller shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Owner and Seller under this Agreement on or prior to the Closing Date.

(c) No Proceedings. No Proceeding shall be pending by or before any Governmental Authority seeking to, or wherein an unfavorable Order would, (i) prevent the consummation of any of the Transactions, (ii) make illegal any of the Transactions, (iii) cause any of the Transactions to be rescinded following the Closing, or (iv) impose any conditions, restrictions, undertakings, or limitations that, individually or in the aggregate, in the reasonable judgment of Purchaser, would impair, or could reasonably be expected to impair, the ability of Purchaser to consummate any of the Transactions or would adversely affect, or could reasonably be expected to adversely affect, the expected economic benefits to Purchaser arising from the consummation of the Transactions.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(e) Required Consents. Purchaser shall have received the written Consents set forth on Schedule 1.6(h) in form and substance satisfactory to Purchaser.

(f) Lien Release. Any and all Liens on the Contributed Equity Interests and any and all Liens (other than Permitted Liens) on the properties and assets of each of the Companies shall have been terminated and released pursuant to documentation in form and substance satisfactory to Purchaser.

(g) Skiadas Employment Agreement. The Skiadas Employment Agreement (as defined in Purchase Agreement) shall not have been rescinded by John Skiadas and shall be in full force and effect.

(h) Closing Deliveries. Purchaser shall have received from Seller, as applicable, each delivery required pursuant to Section 1.6.

(i) IPO. Purchaser shall have approved the pricing and other terms of the IPO.

(j) Pre-Closing Restructuring; Joinder Agreement. The Pre-Closing Restructuring has been consummated, and Seller has executed a Joinder Agreement.

No waiver by Purchaser of any condition based on the accuracy of any representation or warranty of Owner or Seller, or on Owner or Seller’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Purchaser or any other Purchaser Indemnified Party provided for in this Agreement based on such representation, warranty, covenant, or agreement.

Section 7.3 Additional Conditions to Obligations of Owner and Seller. The obligations of Owner and Seller to consummate the Transactions are subject to the satisfaction (or waiver by Owner and Seller) of the following additional conditions as of the Closing Date:

(a) Representations and Warranties. Each of the Fundamental Representations of Purchaser shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of Purchaser set forth in ARTICLE IV (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date).

(b) Performance of Obligations. Purchaser shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date.

(c) Skiadas Employment Agreement. The Skiadas Employment Agreement (as defined in Purchase Agreement) shall not have been rescinded by Purchaser and shall be in full force and effect.

(d) Closing Deliveries. Seller shall have received from Purchaser each delivery required pursuant to Section 1.5.

No waiver by Seller of any condition based on the accuracy of any representation or warranty of Purchaser, or on Purchaser’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Seller or any other Seller Indemnified Party provided for in this Agreement based on such representation, warranty, covenant, or agreement.

Section 7.4 Frustration of Closing Conditions. Neither Party may rely, whether as a basis for not consummating the Transactions or terminating this Agreement or otherwise, on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VIII.
TERMINATION

Section 8.1 Termination. This Agreement may be terminated, and the Transactions may be abandoned, by written notice delivered by the terminating Party to the other Party (other than in the case of Section 8.1(a)) at any time prior to the Closing:

(a) by the mutual written agreement of Owner and Purchaser;

(b) by either Owner or Purchaser, if the Closing does not occur on or prior to May 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date; provided, further, that if the sole reason that Closing has not occurred by the Outside Date is that the financial information included in Purchaser’s Registration Statement is required to be updated (gone “stale”) in accordance with SEC rules, July 31, 2024 will be substituted for May 31, 2024 as the Outside Date;

(c) By either Owner or Purchaser, if any of the conditions set forth in Section 7.1 or Section 7.2 has become incapable of being satisfied on or prior to the Outside Date;

(d) by Purchaser, if Owner or Seller breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) (A) if capable of being cured, has not been cured by Owner or Seller by the earlier of the Outside Date and the date that is ten (10) days after Owner’s receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(d) or (B) is incapable of being cured; or

(e) by Owner, if Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) (A) if capable of being cured, has not been cured by Purchaser by the earlier of the Outside Date and the date that is ten (10) days after Purchaser’s receipt of written notice from Owner stating Owner’s intention to terminate this Agreement pursuant to this Section 8.1(e) or (B) is incapable of being cured.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement will immediately become void and have no further force or effect, and no Party will have any Liability to any other Party; provided, however, that (a) the first sentence of Section 6.3(a), this Section 8.2, and ARTICLE X will survive such termination and (b) no such termination will relieve any Party from Liability for any fraud, intentional misrepresentation, or intentional or willful breach of this Agreement by such Party prior to such termination.

ARTICLE IX.
INDEMNIFICATION

Section 9.1 Survival.

(a) The Parties, intending to modify any applicable statute of limitations, agree that the respective representations and warranties of Owner, Seller and Purchaser in this Agreement, and the obligations of Seller and Purchaser pursuant to Section 9.2 and Section 9.3, respectively, with respect to such representations and warranties, shall survive the Closing for a period of eighteen (18) months after the Closing Date, except that (i) the representations and warranties made in Section 3.17 (Taxes) and the rights of indemnification related thereto and to Indemnified Taxes shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations (and all extensions) with respect thereto, and (ii) the Fundamental Representations and the obligations of Seller and Purchaser pursuant to Section 9.2 and Section 9.3, respectively, with respect to the Fundamental Representations, shall survive the Closing until the expiration of the applicable statute of limitations.

(b) The Parties agree that (i) the respective covenants and agreements of Seller, the Companies, and Purchaser set forth in Sections 5.2 (Owner Conduct of the Business Pending the Closing), 5.3 (Purchaser Conduct of Business Pending the Closing), 5.6 (Notification of Certain Matters), 5.8 (Insurance), and 5.9 (Intercompany Accounts and Contracts) contained in this Agreement, which were to be performed at or prior to the Closing, and the obligations of Seller and Purchaser pursuant to Section 9.2 and Section 9.3, respectively, with respect to such covenants and agreements, shall survive the Closing for a period of six (6) months after the Closing Date and (ii) none of the other covenants and agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms; provided that if there is no term, then such surviving covenant and agreement shall survive for eighteen (18) months following the period of time for which such covenants or agreements are required to be performed.

(c) Notwithstanding the foregoing, claims for indemnification asserted in good faith with reasonable specificity and made in writing pursuant to the terms hereof within the applicable survival period set forth in Section 9.1(a) or Section 9.1(b) (if any) shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made.

Section 9.2 Indemnification by Seller and Owner. From and after the Closing, subject to the provisions of this ARTICLE IX, Seller and Owner shall jointly and severally indemnify Purchaser, its Affiliates (including the Companies), and each of their respective Representatives, successors, and assigns (each, a “Purchaser Indemnified Party”) against, and hold each Purchaser Indemnified Party harmless from any and all Losses suffered or incurred by such Purchaser Indemnified Party as a result of, arising out of, or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by Owner or Seller in ARTICLE III;

(b) any breach of or failure by Owner or Seller to perform any covenant or agreement of Owner or Seller contained in this Agreement;

(c) Company Indebtedness of the Company outstanding as of the Closing and not taken into account in calculating Closing Date Indebtedness, excluding Equipment and Truck Indebtedness incurred after June 30, 2023;

(d) any Transaction Expenses not taken into account in calculating the Final Consideration; and

(e) any Indemnified Taxes, except to the extent such Tax and amount has been taken into account in the calculation of the Final Consideration.

Section 9.3 Indemnification by Purchaser. From and after the Closing, subject to the provisions of this ARTICLE IX, Purchaser shall indemnify Owner, Seller, their Affiliates, and each of their respective Representatives, successors, and assigns (each, a “Seller Indemnified Party”) against, and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by such Seller Indemnified Party as a result of, arising out of, or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by Purchaser in ARTICLE IV; and

(b) any breach of or failure by Purchaser to perform any applicable covenant or agreement contained in this Agreement.

Section 9.4 Certain Matters Relating to Indemnification.

(a) Seller shall not be required to indemnify Purchaser Indemnified Parties under Section 9.2(a) unless the aggregate amount of Losses for which Seller would, but for this Section 9.4(a), be required to indemnify under Section 9.2(a) exceeds One Hundred Sixty Thousand Six Hundred Ninety Five Dollars ($160,695) (the “Deductible”), in which case Seller shall indemnify Purchaser Indemnified Parties for only those certain Losses that are in excess of the Deductible; provided, however, that the Deductible will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of Seller’s Fundamental Representations or any of Seller’s representations or warranties set forth in Section 3.17 (Taxes). Notwithstanding anything to the contrary in this Agreement, Seller will not be required to indemnify Purchaser Indemnified Parties under Section 9.2(a) for any Losses in excess of the value of the Holdback Shares (the “Cap”); provided, however, that the Cap will not apply to any Losses arising out of or relating to any breach of or inaccuracy in any of Seller’s Fundamental Representations or any of Seller’s representations or warranties set forth in Section 3.17 (Taxes); provided, further, that the aggregate amount required to be paid by Seller under Section 9.2(a) will not exceed an amount equal to the Consideration. Notwithstanding anything to the contrary, any indemnification payment to which any Purchaser Indemnified Party is entitled under Section 9.2 shall first be made as a payment to such Purchaser Indemnified Party from the Holdback Shares remaining to be issued to Seller and, if such Holdback Shares have been depleted, any additional amount owed shall be paid by Seller with either Purchaser Common Stock or readily available funds, at Seller’s option. For the avoidance of doubt, subject to the provisions of this ARTICLE IX, it is understood that the Holdback Shares to be issued to Seller shall in no way limit the aggregate amount of indemnification to which any Purchaser Indemnified Party is entitled.

(b) Purchaser shall not be required to indemnify Seller Indemnified Parties under Section 9.3(a) unless the aggregate amount of Losses for which Purchaser would be required to indemnify under Section 9.3(a) exceeds the Deductible, in which case Purchaser shall indemnify Seller Indemnified Parties for only those certain Losses that are in excess of the Deductible; provided, however, that the Deductible will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of Purchaser’s Fundamental Representations.

(c) Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement delivered pursuant to this Agreement is qualified by materiality, “Material Adverse Effect,” or any other similar qualification, such qualification will be ignored and deemed not included in such representation or warranty for the sole purpose of calculating the amount of Losses resulting from, arising out of, or relating to such breach or inaccuracy; provided, that this Section 9.4(c) shall not apply with respect to Seller’s Fundamental Representations, Seller’s representations and warranties set forth in Section 3.17 (Taxes) or Purchaser’s Fundamental Representations.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) Seller shall not be required to indemnify Purchaser Indemnified Parties in respect of or against any and all Post-Closing Taxes resulting from, relating or attributable to the existence, amount, expiration date or limitations on (or availability of) in a taxable period (or portion thereof) beginning after the Closing Date of any tax attribute (including net operating loss, capital loss, Tax credit carryover, Tax basis or other Tax asset) of the Companies generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date, and (ii) nothing in this Agreement shall be construed as providing a representation or warranty that could give rise to indemnification for Losses relating to or attributable to Post-Closing Taxes, provided that the preceding clauses (i) and (ii) shall not apply with respect to Post-Closing Taxes arising from a breach of the representations and warranties set forth in Section 3.17(h) and Section 3.17(p).

(e) For the purposes of satisfying indemnification claims against Seller under this ARTICLE IX (including from the Holdback Shares to be issued to Seller), the Purchaser Common Stock shall be valued based on the Fair Market Value of the Purchaser Common Stock (as adjusted for stock splits, stock dividends and the like), at the time the indemnification claim shall have been finally resolved and payment is made in respect thereof; provided, however, that in lieu of any fractional share of Purchaser Common Stock, each Indemnified Person who would otherwise be entitled to such fractional share of Purchaser Common Stock shall be entitled to receive, at Seller’s election, which election shall be made no later than five (5) Business Days following the final resolution of such indemnification claim, either (i) one share of Purchaser Common Stock or (ii) an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) such fractional amount and (B) the Fair Market Value of the Purchaser Common Stock (as adjusted for stock splits, stock dividends and the like) at the time the indemnification claim shall have been finally resolved and payment is made in respect thereof.

Section 9.5 Claims.

(a) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, the Indemnified Person shall give written notice of such claim to the Indemnifying Person (a “Claim Notice”); provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person forfeits rights or defenses by reason of such failure. The Claim Notice shall set forth in reasonable detail the facts and circumstances giving rise to such claim for indemnification (to the extent known by the Indemnified Person), shall include copies of all relevant material written evidence (except to the extent that such information is subject to attorney-client privilege), and the amount of Losses suffered or incurred or that the Indemnified Person reasonably believes it will or may suffer or incur, in each case, along with supporting evidence. After receipt of a Claim Notice, the Indemnifying Person may investigate the matter and circumstance giving rise to the items set forth in the Claim Notice and the Indemnified Person shall reasonably assist the Indemnifying Person with its investigation.

(b) If the Indemnifying Person does not object in writing to such claim within twenty (20) Business Days after receiving such Claim Notice, it shall be conclusively established for purposes of this Agreement that such claim is within the scope of and subject to indemnification pursuant to this ARTICLE IX and, subject to Section 9.4, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person, and the Indemnifying Person, shall promptly pay to the Indemnified Person, the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 9.2 or Section 9.3 in respect of such claim), and no later objection by the Indemnifying Person shall be permitted. If within such twenty (20) Business Day period the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only an amount less than that set forth in the Claim Notice, the Indemnified Person shall nevertheless be entitled to recover from the Indemnifying Person, and the Indemnifying Person, shall promptly pay to the Indemnified Person, the lesser amount, without prejudice to the Indemnified Person’s claim for the difference. If within such twenty (20) Business Day period the Indemnifying Person objects in writing to such claim, then the amount of indemnification to which the Indemnified Person shall be entitled shall be determined by (x) the written agreement of the Indemnified Person and the Indemnifying Person, (y) a final Order of any court of competent jurisdiction, or (z) any other means to which the Indemnified Person and the Indemnifying Person shall agree (each, a “Final Determination”). The Order of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 9.6 Notice of Third Party Claims; Assumption of Defense.

(a) As promptly as is reasonably practicable after receiving notice of the assertion of any claim or demand, or the commencement of any Proceeding, by any Person who is not an Indemnified Person in respect of which indemnification may be sought under this Agreement (a “Third Party Claim”), the Indemnified Person shall give a Claim Notice (in the form contemplated by Section 9.5(a)) to the Indemnifying Person in respect of such Third Party Claim; provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person forfeits rights or defenses by reason of such failure.

(b) The Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third Party Claim and (ii) upon written notice delivered to the Indemnified Person within twenty (20) Business Days of the receipt of the Claim Notice (subject to the conditions and limitations set forth below), assume and control the defense of such Third Party Claim; provided, however, that the Indemnifying Person shall not have the right to assume control of the defense of such Third Party Claim (or shall be removed from such in the case of point 4 below), if (1) such Third Party Claim seeks non-monetary relief (in whole or in part) or relates to or arises in connection with any criminal Proceeding, (2) the Indemnified Person reasonably believes an adverse determination with respect to such Third Party Claim would be detrimental to or injure the reputation or future business prospects of the Indemnified Person, (3) the named parties in any such action (including any impleaded parties) include both the Indemnified Person and the Indemnifying Person (or their respective Affiliates) and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing conflicts of interest between them, (4) the Indemnifying Person fails to actively and diligently conduct the defense of such Third Party Claim, or (5) Seller is the Indemnifying Person and the Indemnified Person reasonably believes the defense of such Third Party Claim would adversely affect the Indemnified Person’s relationship with any of its material customers or material suppliers.

(c) If the Indemnifying Person is permitted to assume and control the defense of any Third Party Claim and elects to do so, the Indemnified Person shall have the right to employ one (1) counsel separate from the counsel employed by the Indemnifying Person in such Third Party Claim (and if the Indemnified Person pays and such amounts will not be considered as Losses, as many counsels as the Indemnified Person desires), and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless the Indemnified Person has been advised by legal counsel that a conflict of interest between the Indemnifying Person and the Indemnified Person exists.

(d) Regardless of which Party controls the defense of any Third Party Claim, the Parties shall, and shall cause their respective Affiliates to, reasonably cooperate in the necessary defense or prosecution of such Third Party Claim, including by providing or making available to the controlling Party all necessary witnesses, pertinent records, materials, and information relating thereto in such Party’s possession or under such Party’s control (or in the possession or control of any of its Representatives) as is reasonably requested by the controlling Party or its counsel. Such cooperation among the Parties shall be at no expense other than reimbursement of actual out of pocket expenses.

(e) Notwithstanding anything to the contrary in this Agreement, the procedures for all Tax Claims shall be governed exclusively by Section 6.1(h) (and not this Section 9.6).

Section 9.7 Settlement or Compromise.

(a) If the Indemnified Person is controlling the defense of any Third Party Claim, the Indemnified Person shall obtain the prior written Consent of the Indemnifying Person (such Consent not to be unreasonably withheld, conditioned, or delayed) before entering into any settlement or compromise of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person will have the right to settle or compromise any such Third Party Claim without such Consent; provided that in such event the Indemnified Person shall waive any right to indemnification with respect to such Third Party Claim unless such Consent is unreasonably withheld, conditioned, or delayed.

(b) If the Indemnifying Person is controlling the defense of such Third Party Claim, the Indemnifying Person shall obtain the prior written Consent of the Indemnified Person before entering into any settlement or compromise of such Third Party Claim unless (i) such settlement or compromise involves only payment of money damages, (ii) all such money damages will be the responsibility of, and paid in full by, the Indemnifying Person, (iii) such settlement or compromise does not impose an injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnified Person, and (iv) such settlement or compromise includes a complete and unconditional release of the Indemnified Person.

(c) Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any Third Party Claim in accordance with this Section 9.7 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

Section 9.8 Calculation of Losses; Mitigation; No Double Recovery.

(a) Notwithstanding anything to the contrary in this Agreement, the amount of any Losses suffered or incurred by any Indemnified Person shall be calculated after giving effect to any insurance proceeds actually received by the Indemnified Person with respect to such Losses from third party insurers, net of (a) all out-of-pocket costs and expenses relating to collection of such amounts from such insurers, (b) any deductible associated therewith, and (c) any increase in premiums resulting therefrom. Each Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies or similar agreements for any Losses. In addition, notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Indemnifying Person be liable to any Indemnified Person for any punitive, incidental, special (other than consequential) or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach of alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except in the case of such Losses awarded to a third party arising out of Third Party Claims, and (ii) each Indemnified Person shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(b) Notwithstanding anything to the contrary in this Agreement, the Purchase Agreement or the Related Agreements hereto or thereto, no provision of this Agreement or the Purchase Agreement shall be construed to provide an indemnity or other recovery for any Losses for which an Indemnified Person has recovered under any other provision of this Agreement, the Purchase Agreement, or the Related Agreements hereto or thereto. Additionally, with respect to solely the Successor Company, for a claim that may be made under this Agreement and the Purchase Agreement or the Related Agreements hereto or thereto arising out of the same subject matter, an Indemnified Person shall seek recovery for Losses for such claim contemporaneously under this Agreement and the Purchase Agreement, and in the event such Indemnified Person is determined to (i) have the right to recover Losses under this Agreement, then such Indemnified Person shall also have the right to recover such Losses under the Purchase Agreement, and 45.78% of such Losses shall be recovered under this Agreement and 54.22% of such Losses shall be recovered under the Purchase Agreement, or (ii) not have any right to recover such Losses under this Agreement, then such Indemnified Person shall not have any right to recover Losses under the Purchase Agreement arising from such same facts and circumstances. For clarity, no amount (including any relief) (or part of any amount) shall be taken into account, set off or credited more than once under this Agreement, the Purchase Agreement or the Related Agreements hereto or thereto or otherwise, with the intent that there will be no double counting under this Agreement, the Purchase Agreement or the Related Agreements hereto or thereto or otherwise.

Section 9.9 Consideration Adjustments. To the extent permitted by Law, any amounts payable under Section 9.2 or Section 9.3 shall be treated by Purchaser and Seller as an adjustment to the Final Consideration for Tax purposes.

Section 9.10 Exclusive Remedy. From and after the Closing, except in the case of fraud, intentional misrepresentation, or intentional or willful breach, the sole and exclusive Liability of the Parties under or in connection with this Agreement and the Transactions, and in connection with the operation of the Company Business prior to the Closing Date, and the sole and exclusive remedy of the Indemnified Persons with respect to any of the foregoing, shall be as set forth in this ARTICLE IX, Section 2.3 and Section 10.14.

Section 9.11 Release of Holdback Shares. Within two (2) Business Days following the date that is twelve (12) months from the Closing Date, Purchaser shall issue the remaining portion of the Holdback Shares, if any, to Owner and Seller; provided that if, on or prior to such date any Purchaser Indemnified Party has delivered a Claim Notice to any Indemnifying Person for which there has not been a Final Determination or with respect to which any amounts payable are then outstanding, an amount sufficient to pay such claim or amount outstanding shall be withheld by Purchaser from such issuance until such time as such claim has a Final Determination or such amount outstanding has been satisfied.

ARTICLE X.
MISCELLANEOUS

Section 10.1 Expenses. Except as provided herein and other than as set forth on Schedule 10.1, each Party shall bear its own fees and expenses with respect to this Agreement and the Transactions. In addition, with the exception of all fees or expenses relating to auditing of the Companies’ financial statements (with the cost of such audit (less the cost of a standard review of the Companies’ financial statements) to be completed at Purchaser’s expense), Owner and Seller shall bear the cost of any transaction fees and expenses incurred or payable by any Company in connection with this Agreement and the Transactions, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of any Company and all transaction bonuses, retention payments, change-of-control payments, and other amounts payable to any Employee.

Section 10.2 Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by all Parties.

Section 10.3 Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, or email address of such Party set forth below and marked to the attention of the designated individual:

(i)	If to Purchaser (and after the Closing, each Company), to:

Ross Berner

Attention: Ross Berner and Mark McKinney

Email:

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Eddie Best and Esther Chang

Email: ebest@mayerbrown.com and echang@mayerbrown.com

(ii)	If to Owner or Seller (and prior to the Closing, each Company), to:

John Skiadas

Email:

with a copy (which shall not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue, 24th Floor

New York, New York 10022

Attention: Gerard S. DiFiore

Email: gdifiore@reedsmith.com

or to such other individual or address, or email address as a Party may designate for itself by notice given in accordance with this Section 10.3.

Section 10.4 Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement shall be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights shall be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement shall be effective unless it is in writing and signed by such Party.

Section 10.5 Assignment. No Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Party, except that Purchaser may, without the Consent of Owner, assign any of its rights under this Agreement to any Affiliate of Purchaser, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement.

Section 10.6 No Third Party Beneficiaries. Except as provided in ARTICLE IX (with respect to Indemnified Persons), nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.7 Further Assurances. On and after the Closing Date, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the Transactions.

Section 10.8 Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement shall remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

Section 10.9 Entire Agreement. This Agreement (including the Schedules), the Related Agreements, and the Confidentiality Agreement contain the entire agreement between the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, between the Parties relating to the subject matter of this Agreement, the Related Agreements, and the Confidentiality Agreement.

Section 10.10 No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party shall not apply in interpreting this Agreement.

Section 10.11 Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.

Section 10.12 Jurisdiction, Service, and Venue. Except with respect to the resolution of Unresolved Adjustments in accordance with Section 2.3, each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (and only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the Transactions; (b) to commence any Proceeding arising out of or relating to this Agreement or the Transactions only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 10.3 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Transactions in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

Section 10.13 WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.13.

Section 10.14 Equitable Relief. Each Party acknowledges that (a) money damages would be an insufficient remedy for any actual or threatened breach of this Agreement by such Party (including any breach or threatened breach of the covenants contained in Section 6.4), (b) any such breach would cause the other Party irreparable harm, and (c) in addition to any other remedies available at law or in equity, the other Party will be entitled to seek equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such Party (including any breach or threatened breach of the covenants contained in Section 6.4). No Party shall contest the appropriateness of any injunction or specific performance as a remedy for a breach or threatened breach of this Agreement.

Section 10.15 Privileged Communications. Reed Smith LLP (“Counsel”) have acted as counsel for the Companies, Seller and Owner in connection with this Agreement and the Related Agreements and the consummation of the Transactions (the “Transaction Engagement”). Notwithstanding the Transaction Engagement, Owner agrees that (a) all communications in any form or format whatsoever between or among Counsel, on the one hand, and the Companies or any of their directors, officers, employees, agents, or advisors, on the other hand, that relate in any way to the Transaction Engagement (collectively, the “Privileged Communications”) will be deemed to be attorney-client privileged communications that belong to the applicable Company, (b) immediately prior to the Closing, without the need for any further action on the part of any Person, all right, title, and interest of Owner in and to any and all Privileged Communications shall transfer to and be vested solely in the Companies, (c) from and after the Closing, the Privileged Communications and the expectation of client confidence relating thereto shall belong solely to the applicable Company and may be controlled by such Company and shall not be claimed by Owner or any of its Affiliates, and (d) Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications, or any of its files relating to the Transaction Engagement, to Owner, any of its Affiliates, or any of their respective Representatives by reason of any attorney-client relationship between Counsel and Owner or otherwise. Owner and its Affiliates will not have access to any such Privileged Communications, or to the files of Counsel relating to the Transaction Engagement. Notwithstanding anything set forth in the foregoing provisions of this Section 10.15 to the contrary, if after the Closing a dispute arises between Owner or any of its Affiliates, on the one hand, and a third party, other than any Company or any of its respective Affiliates, on the other hand, Owner may assert the attorney-client privilege to prevent disclosure of Privileged Communications to such third party; provided, however, that Owner may not waive such privilege without the written Consent of Purchaser or the applicable Company.

Section 10.16 No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement shall be deemed to be a waiver of any attorney-client privilege, work product protection, or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the Transactions could result in the inadvertent disclosure of such information. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use shall not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.

Section 10.17 Counterparts. This Agreement may be executed in counterparts (including using any electronic signatures), and such counterparts may be delivered in electronic format, including by email or other transmission method.

Section 10.18 Other Definitional Provisions and Interpretation; Schedules. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Any document, list, or other item shall be deemed to have been “provided” to Purchaser for all purposes of this Agreement if a correct copy of such document, list, or other item was posted in the Data Room at least two (2) Business Days prior to the date of this Agreement. Any information disclosed in any Schedule shall be deemed to be disclosed for purposes of any other Schedule to which such disclosure is relevant, but only to the extent that it is readily apparent from the face of such disclosure that such disclosure is relevant to such other Schedule.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

PROFICIENT AUTO LOGISTICS, INC.

By:	/s/ Ross Berner
Name:	Ross Berner
Title:	President

OWNER:

JOHN SKIADAS

By:	/s/ John Skiadas
Name:	John Skiadas

COMPANIES:

DELTA AUTOMOTIVE SERVICES, INC. DBA DELTA AUTO TRANSPORT

By:	/s/ John Skiadas
Name:	John Skiadas
Title:	President and Secretary

DELTA AUTO BROKERS, LLC.

By:	/s/ John Skiadas
Name:	John Skiadas
Title:	Authorized Signatory

NORTH EAST FLEET SERVICES, INC.

By:	/s/ John Skiadas
Name:	John Skiadas
Title:	Authorized Signatory

ANNEX I

DEFINITIONS

Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“2023 Holiday Bonuses” means the holiday/performance bonuses to be paid in December of 2023 and made in accordance with the Ordinary Course of Business.

“Accounting Firm” has the meaning set forth in Section 2.3(c).

“Accounts Payable” means all accounts payable, trade payables, and other similar payables, and any accrued and unpaid penalties, fees, or other amounts owing related to any of the foregoing. For the avoidance of doubt, Accounts Payable shall not include any Indebtedness.

“Accounts Receivable” means accounts receivable (billed and unbilled), trade receivables, and other similar receivables, and any security, claim, remedy, or other right related to any of the foregoing.

“Acquired Company” means each of DAB, NEF, and the Successor Company.

“Adjustment Time” means 11:59 p.m., Central Time, on the calendar day immediately preceding the Closing Date.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise.

“Agreement” means this Contribution Agreement, including all Exhibits and Schedules.

“Book-Entry Shares” means shares of a corporation, which, immediately prior to the Closing, are not the represented by stock certificates, but are represented in book-entry form.

“Business” has the meaning set forth in the preliminary statements to this Agreement.

“Business Copyrights” means any and all Copyrights either (a) owned or purported to be owned by any Company or (b) owned or purported to be owned by Owner and used in or held for use by the Company Business.

“Business Data” has the meaning set forth in Section 3.11(b).

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are authorized or required to be closed for business.

“Business Intellectual Property” means any and all Intellectual Property either (a) owned or purported to be owned by any Company or (b) owned or purported to be owned by Owner and used in or held for use by the Company Business.

“Business IT Systems” has the meaning set forth in Section 3.11(a).

“Business Patents” means any and all Patents either (a) owned or purported to be owned by any Company or (b) owned or purported to be owned by Owner and used in or held for use by the Company Business.

“Business Real Property” has the meaning set forth in Section 3.9(b).

“Business Records” means all customer lists, supplier lists, product price lists, sales records, purchasing materials and records product specifications, advertising or promotional materials and sales literature, engineering data, maintenance schedules, operating and production records (including quality control records and manufacturing procedures), financial and accounting records, research and development files, service and warranty records, and other books and records, in each case, relating to or generated by any Company or Owner or used or generated in connection with the Company Business.

“Business Trademarks” means any and all Trademarks either (a) owned or purported to be owned by any Company or (b) owned or purported to be owned by Owner and used in or held for use by the Company Business.

“Cap” has the meaning set forth in Section 9.4(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“Cash” means cash and cash equivalents (including marketable securities, mutual fund accounts, commercial paper and the like), but excluding (i) cash required to collateralize any letters of credit, surety bonds, performance bonds, or other similar instruments and (ii) cash subject to legal or other restrictions on transfer.

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Cash” means the aggregate amount of Cash of the Companies, as of the Adjustment Time, calculated in accordance with GAAP, consistently applied.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Companies as of the opening of business on the Closing Date, calculated in accordance with GAAP, consistently applied, excluding Equipment and Truck Indebtedness incurred after June 30, 2023.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combination Agreements” has the meaning set forth in the preliminary statements to this Agreement.

“Combination Transactions” has the meaning set forth in the preliminary statements to this Agreement.

“Combined Business” has the meaning set forth in the preliminary statements to this Agreement.

“Combined Consideration” has the meaning set forth in the preliminary statements to this Agreement.

“Combining Companies” has the meaning set forth in the preliminary statements to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement and shall also be deemed to refer to the Successor Company unless the context requires otherwise.

“Company Benefit Plan” means (a) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in Sections 3(1) and 3(2), respectively, of ERISA), other than a “multiemployer plan” (as defined in Section 3(37) of ERISA); (b) any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA); or (c) any employment agreement or consulting agreement; in each case, that is maintained or sponsored by Owner in connection with the Company Business or any Company, or with respect to which Owner or any Company is a party, participates, has a commitment to create or has any Liability (including by way of an ERISA Affiliate).

“Company Business” means the operation of the automotive transportation and hauling business conducted by all of the Companies. The Company Business shall exclude the operation of the automotive towing business conducted by Owner and its Affiliates of up to two (2) automobiles per towing vehicle.

“Company Indebtedness” means all Indebtedness of the Companies related to the Company Business other than Equipment and Truck Indebtedness.

“Competing Transaction” has the meaning set forth in Section 5.7.

“Competitive Business” has the meaning set forth in Section 6.4(a)(i).

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, effective as of May 1, 2023 by and between Delta Automotive Services, Inc., Ross Berner and Mark McKinney.

“Consent” means a consent, authorization, or approval of, or a filing, notification, or registration with, a Person.

“Consideration” has the meaning set forth in Section 2.1.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, indenture, mortgage, note, bond, guaranty, or other arrangement, whether written or oral, excluding any Real Property Lease.

“Contributed Equity Interests” has the meaning set forth in the preliminary statements to this Agreement.

“Contribution” has the meaning set forth in the preliminary statements to this Agreement.

“Contribution Date” has the meaning set forth in the preliminary statements to this Agreement.

“Conversion” has the meaning set forth in the preliminary statements to this Agreement.

“Copyrights” means copyrights and works of authorship (and any applications for registration of the same).

“Counsel” has the meaning set forth in Section 10.15.

“DAB” has the meaning set forth in the preamble to this Agreement.

“DAB Equity Interests” has the meaning set forth in the preliminary statements to this Agreement.

“DAS” has the meaning set forth in the preamble to this Agreement.

“Data Room” means the virtual data room, having the name “Project Jaguar,” established by the Underwriters in connection with the Transactions.

“Deductible” has the meaning set forth in Section 9.4(a).

“Distribution Schedule” has the meaning set forth in Section 1.4(a).

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.

“Effective Time” means the close of business on the Closing Date.

“Employees” means those individuals employed by any of the Companies.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environmental Law” means any applicable Laws (including common law) concerning the protection of human health or the environment (including air, surface water, groundwater, sediment, land, surface or subsurface strata, and natural resources), including Laws (a) imposing Liability in connection with cleanup, investigation or remediation relative to any Release or threatened Release, (b) relating to exposure to Hazardous Substances and protection of worker health and safety, and (c) otherwise relating to the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport, or handling of Hazardous Substances.

“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“Equipment” means all leasehold improvements, machinery, equipment, spare parts, furniture, fixtures, office equipment, supplies, maintenance equipment and supplies, materials, and other items of tangible personal property of any type or kind used, held for use or useful in the conduct of the Company Business (but not including any inventory or Trucks and Business IT Systems).

“Equipment and Truck Indebtedness” means Indebtedness incurred by Owner or any of the Companies pursuant to any Equipment Lease or any Truck Lease in connection with the Company Business.

“Equipment Lease” means a Contract for the lease of Equipment or for the purchase of Equipment under a conditional sales or title retention agreement.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests, or other equity interests of an entity, as applicable, and (b) any options, warrants, or other securities exercisable for or convertible into any of the securities described in clause (a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 2.2.

“Estimated Consideration” has the meaning set forth in Section 2.2.

“Excluded Real Estate” means the premises located at 125 Foothill Road Bound Brook, NJ 08805.

“F-Reorganization” has the meaning set forth in the preliminary statements to this Agreement.

“Fair Market Value” means (i) if publicly traded, the closing price of the Purchaser Common Stock for the Business Day immediately preceding the date an indemnification claim is paid by Seller under and pursuant to ARTICLE IX; and (ii) if not publicly traded, the fair market value of the Purchaser Common Stock as of such date (based on what a willing and informed buyer would pay a willing and informed seller, and without minority or lack of marketability discount) as reasonably determined by the Board of Directors of Purchaser and consented to by Seller, with Seller’s consent not to be unreasonably withheld, conditioned or delayed.

“Family” means, with respect to any natural person, any spouse and former spouses, descendants (whether natural or adopted), ancestors, siblings, aunts or uncles of such individual, or any custodian of a custodianship for and on behalf of any of the foregoing.

“Final Consideration” means the Consideration, as the same becomes final and binding pursuant to Section 2.3.

“Final Determination” has the meaning set forth in Section 9.5(b).

“Financial Statements” has the meaning set forth in Section 3.7(a).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization ), Section 3.2 (Authorization), Section 3.3 (Ownership), Section 3.4 (Title to Assets; Fundamental Representation), Section 3.5 (Capitalization), Section 3.7(d) (Indebtedness), Section 3.23 (Related Party Transactions), Section 3.25 (Brokers), Section 4.1 (Organization; Authorization of Purchaser), Section 4.2 (Capitalization of Purchaser), Section 4.4(b) (Indebtedness), Section 4.7 (Related Party Transactions), and Section 4.8 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local, foreign, or supra-national government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, taxing or administrative law functions, including quasi-governmental entities established to perform such functions.

“Hazardous Substance” means any material, chemical, substance, pollutant, contaminant or waste that is regulated or subject to standards of conduct, or that may give rise to Liability, under any Environmental Law.

“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148, 124 Stat. 119), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder, as may be amended from time to time.

“Holdback Shares” means, subject to Section 2.4 regarding fractional shares of Purchaser Common Stock, if the IPO Share Price is (i)(A) equal to or less than $15.00 per share but equal to or greater than $14.00 per share, or (B) greater than $15.00 per share but equal to or less than $16.00 per share, then in such case, an amount of shares of Purchaser Common Stock equal to the quotient of dividing $3,133,000 by the IPO Share Price, (ii) less than $14.00 per share, then 223,785 shares of Purchaser Common Stock (which assumes an IPO Share Price of $14.00 per share), and (iii) greater than $16.00 per share, then 195,892 shares of Purchaser Common Stock (which assumes an IPO Share Price of $16.00 per share).

“Inbound IP License” has the meaning set forth in Section 3.10(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, loans, or advances, (b) all indebtedness for the deferred purchase price of properties, assets, or services (including all earn-out obligations), (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, (g) all obligations under surety bonds and performance bonds, (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument, (i) all accrued and unpaid Tax liabilities for any period or portion of any period ending on or prior to the Closing Date (in the case of any Straddle Period, determined in accordance with Section 6.1(b)), and (j) all Liabilities of any other Person described above that such Person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation. The amount of such Person’s Indebtedness shall include the aggregate principal amount thereof, all accrued and unpaid interest thereon, and any premiums or penalties, including any prepayment penalties, relating thereto. Notwithstanding the foregoing, “Indebtedness” shall not include any undrawn or uncalled credit or any amounts included in Transaction Expenses.

“Indemnified Person” means the Person or Persons entitled to indemnification under ARTICLE IX.

“Indemnified Taxes” means liabilities for any and all Taxes (or the non-payment thereof) (a) of Seller or any of Seller’s or Owner’s Affiliates, (b) of any Company or Successor Company with respect to any Pre-Closing Tax Period, (c) that are Transfer Taxes for which Seller and/or Owner is responsible pursuant to Section 6.1(d), and (d) of any Person imposed on any Company or Successor Company pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law, or as a transferee or successor, by Contract, by Law, or otherwise; provided, however, that Indemnified Taxes shall not include any Taxes attributable to (i) any transaction occurring after the Closing on the Closing Date and that is not in the Ordinary Course of Business, (ii) any action taken by Purchaser, any Company, or any of their respective Affiliates after the Closing, or (iii) any breach of any of Purchaser’s obligations pursuant to this Agreement.

“Indemnifying Person” means the Person or Persons obligated to provide indemnification under ARTICLE IX.

“Initial Closing Statement” has the meaning set forth in Section 2.3(a).

“Initial Founders” means Mark McKinney and Ross Berner.

“Insurance Policies” has the meaning set forth in Section 3.24.

“Intellectual Property” means intellectual property in all forms arising under the Laws of any jurisdiction, including, but not limited to, all (a) Patents, (b) Trademarks, (c) Copyrights, (d) Know-How, and (e) Software.

“Interim Balance Sheet” has the meaning set forth in Section 3.7(a).

“IPO” has the meaning set forth in the preliminary statements to this Agreement.

“IPO Share Price” means the price to the public reflected in the prospectus of Purchaser relating to the IPO that was declared effective with the SEC pursuant to Rule 424(b) under the Securities Act.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means that certain Joinder Agreement, substantially in the form attached hereto as Exhibit A.

“JTS Mortgage” means that certain Business Loan Agreement, dated July 12, 2018, by and between JTS Realty Investment, LLC and Unity Bank and that certain Promissory Note, dated July 12, 2018, by and between JTS Realty Investment, LLC and Unity Bank.

“Know-How” means trade secrets, inventions (whether or not patentable), discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, and data collections.

“Law” means any law, statute, regulation, ordinance, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.

“Lease Agreement” means that certain Lease Agreement to be entered into by and between JTS Realty Investment Company, LLC and DAS on the Closing Date.

“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, or other encumbrance. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license, option, covenant or other contractual obligation with respect to Intellectual Property that does not secure Indebtedness.

“Lock-Up Agreements” means the lock-up agreements entered into by and between Purchaser and each of Owner and Seller on the date hereof.

“Losses” means any and all losses, claims, damages, costs, expenses (including reasonable attorneys’, consultants’, experts’, and other professional advisors’ fees and expenses), penalties, judgment amounts, interest, amounts paid in settlement, Taxes, Liabilities, and other charges.

“Material Adverse Effect” means any event, change, or occurrence that has a material adverse effect on the business, assets, financial condition, or results of operations of any Company, with such Company taken as a whole, excluding any such event, change, or occurrence resulting from: (a) effects generally affecting the industries or segments thereof in which such Company operates; (b) general business, economic, or political conditions (or changes therein) or changes in the financial, banking or securities markets; (c) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage, terrorist attack, or any other act of terrorism; (d) any failure by such Company to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred or could occur); (e) changes in Law or interpretation thereof or GAAP or interpretation thereof; (f) events attributable to the announcement of the execution of this Agreement or any Related Agreement, the announcement of the Transactions, or the consummation of the Transactions, (g) any natural or man-made disaster or acts of God, or (h) any epidemics, pandemics, disease outbreaks or other public health emergencies; provided, however, that any event, change, or occurrence resulting from the matters referred to in clauses (a), (b), and (c) above shall be excluded only to the extent such matters do not disproportionately impact such Company as compared to other similarly situated Persons operating in same industry (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 3.12.

“Material Customer” has the meaning set forth in Section 3.22(a).

“Material Supplier” has the meaning set forth in Section 3.22(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NEF” has the meaning set forth in the preamble to this Agreement.

“NEF Equity Interests” has the meaning set forth in the preliminary statements to this Agreement.

“Notice of Acceptance” has the meaning set forth in Section 2.3(b)(i).

“Notice of Disagreement” has the meaning set forth in Section 2.3(b)(ii).

“Order” means any order, judgment, decree, injunction, stipulation, settlement, or consent order of or with any Governmental Authority.

“Ordinary Course of Business” means, with respect to any action taken by a Person, an action taken by such Person in the ordinary course of business, consistent with past practice.

“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, or other governing documents of an entity, as applicable, in each case as amended.

“Outbound IP License” has the meaning set forth in Section 3.10(b).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owner” has the meaning set forth in the preamble to this Agreement.

“Owner’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, Owner means the actual knowledge of John Skiadas and Albert B. Caamic, in each case after due inquiry, including consulting with appropriate employees responsible for the relevant subject matter.

“PAL” has the meaning set forth in the preliminary statements.

“PAL Membership Interests” has the meaning set forth in the preliminary statements to this Agreement.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Patents” means patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or reexaminations thereof.

“Permit” means any permit, license, approval, or other authorization required to be obtained by any Governmental Authority.

“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which an appropriate reserve has been established in accordance with GAAP; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the Ordinary Course of Business or by operation of law with respect to obligations that are not yet due and payable; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens of record that, individually or in the aggregate, do not materially impair the use or occupancy of the real property affected thereby; (d) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the value of the property subject to such Liens or the use of such property in the Company Business; (e) with respect to the Contributed Equity Interests, restrictions on transfer imposed under applicable securities Laws; and (f) Liens related to Equipment, Equipment Leases, Trucks, Truck Leases or Equipment and Truck Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, or other legal entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and with respect to a Straddle Period, the portion of such taxable period that begins on the date immediately following the Closing Date.

“Post-Closing Taxes” mean all Taxes relating to a Post-Closing Tax Period (including, with respect to any Straddle Period, the portion of the Taxes attributable to such Straddle Period beginning on the date immediately following the Closing Date (such portion determined in accordance with the principles described in Section 6.1(b))).

“Pre-Closing Restructuring” has the meaning set forth in the preliminary statements to this Agreement.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period that begins before and ends on the Closing Date.

“Privileged Communications” has the meaning set forth in Section 10.15.

“Proceeding” means an action, suit, arbitration, proceeding, audit, hearing, examination, investigation, or other litigation (whether civil, criminal, administrative, investigative, or informal) by or before any Governmental Authority.

“Proposed Adjustments” has the meaning set forth in Section 2.3(b)(ii).

“Purchase Agreement” means that certain Purchase Agreement by and among Purchaser, PAL Stock Acquiror, Inc., a Delaware corporation, Owner, Seller and DAS, regarding the sale by Seller of the PAL Membership Interests to PAL.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Common Stock” has the meaning set forth in the preliminary statements to this Agreement.

“Purchaser Financial Statements” has the meaning set forth in Section 4.4(a).

“Purchaser Indemnified Party” has the meaning set forth in Section 9.2.

“Purchaser’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, Purchaser means the actual knowledge of Ross Berner or Mark McKinney, in each case after due inquiry, including consulting with appropriate employees responsible for the relevant subject matter.

“Q-Sub Election” has the meaning set forth in the preliminary statements to this Agreement.

“Real Property Lease” has the meaning set forth in Section 3.9(b).

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached as Exhibit B.

“Registration Statement” has the meaning set forth in the preliminary statements to this Agreement.

“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Lock-Up Agreements, the Underwriter lock-up agreement, the Registration Rights Agreement and the Joinder Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, disposing, injection, deposit or discharge of any Hazardous Substance in, onto or through the environment.

“Releasor” has the meaning set forth in Section 6.5.

“Remedial Action” means any action under any Environmental Law to (a) investigate, clean up, remediate, remove, respond to, treat or in any other way address a Release, or a threat of Release, into the environment, including the performance of required studies, investigations, restoration or monitoring or (b) assess or restore the environment or natural resources.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives, insurance providers, and advisors.

“SEC” has the meaning set forth in the preliminary statements to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preliminary statements to this Agreement.

“Seller Formation” has the meaning set forth in the preliminary statements to this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 9.3.

“Share Conversion Price” has the meaning set forth in Section 2.1(a).

“Software” means: (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, or human readable or other form, including firmware, operating systems, and specifications; (b) database software that is accessed using computer programs; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (d) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs.

“Specified Courts” has the meaning set forth in Section 10.12.

“Straddle Period” means a taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust, or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least a majority of the board of directors, board of managers, or other governing body of such corporation, limited liability company, joint venture, trust, or other legal entity is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner.

“Successor Company” has the meaning set forth in the preliminary statements to this Agreement.

“Successor Company Membership Interests” has the meaning set forth in the preliminary statements to this Agreement.

“Target Closing Date Indebtedness” means Seventeen Million One Hundred Sixty Nine Thousand Dollars ($17,169,000).

“Tax” or “Taxes” means all taxes and similar charges, fees, duties, levies, or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment, social security, premium, escheat, unclaimed property, digital services, alternative or add-on minimum, estimated, environmental or other taxes and similar charges, fees, duties, levies, or other assessments) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof).

“Tax Claim” has the meaning set forth in Section 6.1(h).

“Tax Claim Notice” has the meaning set forth in Section 6.1(h).

“Tax Return(s)” means any report, return, document or other information or filing required to be supplied to a Governmental Authority or other Person in connection with any Taxes.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, or Tax allocation agreement; provided, however, that a Tax Sharing Agreement does not include Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes, and this Agreement.

“Third Party Claim” has the meaning set forth in Section 9.6(a).

“Trademarks” means trademarks, service marks, trade names, service names, trade dress, and Internet domain names, together with the goodwill exclusively associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Transaction Engagement” has the meaning set forth in Section 10.15.

“Transaction Expenses” means (a) all fees and expenses incurred or payable by Owner, Seller and/or any Company in connection with this Agreement and the Transactions (excluding the 2023 Holiday Bonuses), including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of any Company in connection with this Agreement and the Transactions, and (b) all transaction bonuses, retention payments, change-of-control payments, severance, and other amounts payable to any employee of any Company in connection with this Agreement and the Transactions, including the employer portion of any related payroll taxes, in the case of each of clause (a) and clause (b) to the extent not paid prior to the Closing; provided, however, that Transaction Expenses shall not mean or include the transaction expenses accounted for in the Purchase Agreement.

“Transactions” means the transactions contemplated under this Agreement and the other Related Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.

“Truck Lease” means a Contract for the lease of a Truck or for the purchase of a Truck under a conditional sales or title retention agreement.

“Trucks” means automobiles, trucks, trailers, tractors and other vehicles and transportation equipment used, held for use or useful in the conduct of the Company Business.

“Underwriters” means William Blair & Company L.L.C., Stifel, Nicolaus & Company and Raymond James & Associates, Inc.

“Unresolved Adjustments” has the meaning set forth in Section 2.3(c).

EXHIBIT A

Form of Joinder Agreement

(See Attached)

EXHIBIT B

Form of Registration Agreement

(See Attached)